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                                                                     EXHIBIT 2.1




                       ASSET PURCHASE AND SALE AGREEMENT


         This Asset Purchase and Sale Agreement ("Agreement") is entered into as of April 9 , 1998, by and between UNION PACIFIC RESOURCES COMPANY, a Delaware corporation ( "Seller"), and UNITED STATES EXPLORATION, INC., a
Colorado corporation ("Buyer").   Buyer and Seller are referred to individually
herein as a "Party" and collectively herein as the "Parties."

                                  WITNESSETH:

         WHEREAS, Seller desires to sell to Buyer certain producing, nonproducing and undeveloped oil and gas properties and other related assets and Buyer desires to purchase such properties and assets upon and subject to the terms and conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings defined either in this Article 1 or elsewhere in this Agreement.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

         "Agreed Rate" means a per annum interest rate equal to the lesser of
(I) the Prime Rate of interest as quoted daily (or at such other interval of one week or less) in The Wall Street Journal or (ii) the maximum amount of
interest allowed by law.   If The Wall Street Journal ceases to quote the Prime
Rate of interest at least weekly, the referenced rate of interest in (I) above shall be the rate of interest from time to time announced as its prime commercial lending rate by the bank which at the most recent point in time held all or the largest portion of Buyer's bank debt.

         "Arbitrator" means the individual selected pursuant to Article
6.02(I).

         "Assets" means Seller's right, title and interest in and to the following (except to the extent constituting Excluded Assets):

              (i)         All of the Wells listed in Exhibit "A" hereto;


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              (ii)        All of the Leases;

              (iii) All of the Upside Locations listed in Exhibit "B" hereto;

              (iv)        All of the Units;

              (v)         All of the Equipment;

              (vi) All of the licenses, permits, contracts, agreements and other instruments owned by Seller (other than bonds posted by Seller) which concern and relate to any of the Wells, Leases, Units, Lands, Upside Locations and/or Equipment, INSOFAR AND ONLY INSOFAR as same concern or relate to the Wells, Leases, Units, Lands, Upside Locations and/or Equipment, or the operation thereof, including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights-of-way; easements; licenses; servitudes; estates; surface leases; farmin and farmout agreements; division orders and transfer orders; bottomhole agreements; dry hole agree- ments; area-of-mutual-interest agreements; salt water disposal agreements; acreage contribution agreements; operating agreements; balancing agreements; unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of Hydrocarbons; and all other contracts and agreements related to the Wells, Leases, Units, Lands, Upside Locations and/or Equipment;

              (vii) All Records and, to the extent transferable, all other contract rights, intangible rights (excluding Seller's trademarks and service marks), inchoate rights, choses in action, rights under warranties made by prior owners, manufacturers, vendors or other third parties, and rights accruing under applicable statutes of limitation or prescription, relating to the Assets; and

              (viii) All payments, and all rights to receive payments, with respect to the ownership of the production of Hydrocarbons from or the conduct of operations on the Assets and the interest to be conveyed to Buyer hereunder accruing after the Effective Date.

         "Assumed Liabilities" means any Losses and any Environmental Liabilities resulting from, arising out of or attributable to the ownership or operation of the Assets, whether before or after the Effective Date (including, without limitation, Offsite Environmental Liabilities that arise from, arise out of, or are attributable to Materials of Environmental Concern that have been transported for disposal, reclamation or recycling from the Assets) but, in each case, only to the extent such Losses and Environmental Liabilities relate to or are attributable to the Assets; provided, however, that Assumed Liabilities shall not include any Losses or Environmental Liabilities (a) which Seller has agreed to assume or pay pursuant to any

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express terms of this Agreement or (b) as to which Buyer is entitled to indemnification from Seller pursuant to any express terms of this Agreement.

         "Available Deductible Amount" has the meaning set forth in Article
11.03.

         "Buyer" has the meaning set forth in the preface to this Agreement.

         "Buyer's Projected Costs" means the costs and expenses associated with the operation and abandonment of a Well, assuming that the Well continues to produce Hydrocarbons for the time period necessary for Buyer to realize the value allocated to such Well in Exhibit "C" hereto based upon the costs, pricing and production assumptions used by Buyer in calculating the amounts set forth in Exhibit "C".

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

         "Closing" has the meaning set forth in Article 3.03.

         "Closing Date" has the meaning set forth in Article 3.03.

         "Closing Payment" means the payment to be made by Buyer to Seller at the Closing pursuant to Article 3.04, which shall be in an amount equal to the Preliminary Purchase Price, as may be adjusted pursuant to this Agreement and reduced by the Earnest Money Deposit, including any interest earned thereon.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Conveyance Documents" means that certain Assignment, Bill of Sale and Conveyance in the form attached hereto as Exhibit "D-1" and oil and gas leases, in the form attached as Exhibit "D-2", together with those other forms of assignments, bills of sale, deeds and other instruments as Buyer may reasonably request to convey title to the Assets from Seller to Buyer.

         "Cure Period" means that period of time from 5:00 p.m. Mountain Time, on the date the last Title Defect Notice was given until 5:00 p.m. Mountain Time, on the ninetieth (90th) day following the date such Title Defect Notice was given.

         "Defect Amount" means the amount attributable to each Title Defect.

         "Delivered NRI" means, for any Well or Upside Location, the NRI shown for such Well or Upside Location in Exhibit "A" or Exhibit "B", as applicable.

         "Delivered WI" means, for any Well or Upside Location, the WI shown for such Well or Upside Location in Exhibit "A" or Exhibit "B", as applicable.

         "Earnest Money Deposit" has the meaning set forth in Article 3.02.

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         "Effective Date" means 7:00 a.m.  Mountain Time, January 1, 1998.

         "Environmental Laws" means all federal, state, and local laws, regulations, ordinances, rules, orders and permits existing and in effect on the Closing Date relating to the control of any pollutant or protection of the environment, including, without limitation, laws, regulations, ordinances, rules, orders, and permits relating to the emission, discharge, disposal, treatment, recycling, reclamation, permitting, manufacture, processing, distribution, generation, storage, transportation, release or threatened release of, or exposure of persons or property to, Materials of Environment Concern.

         "Environmental Liabilities" means any and all costs (including remedial, removal, response, abatement, cleanup, investigative, and/or monitoring costs), damages, settlements, expenses (including charges and assessments, and expenses and costs of investigating, preparing or defending any action or proceeding), liens, penalties, fines, taxes, pre- judgment and post-judgment interest, court costs and attorneys' fees incurred or imposed (i) pursuant to any agreement, order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) attributable to or arising out of or under Environmental Laws, (ii) pursuant to any claim by a government authority or other entity or person for death or personal injury, property damage, damage to natural resources, remediation or response costs arising out of or associated with any Environmental Matter, or (iii) pursuant to requirements as of the Closing Date embodied in Environmental Laws. Environmental Liabilities do not include (i) liabilities imposed under statutes enacted after the Closing Date (including the elimination of the exclusion of petroleum from the definition of "hazardous substance" under CERCLA and/or the elimination of the exclusion of oil and gas exploration, development and production wastes from the definition of "hazardous wastes" under RCRA) or (ii) liabilities imposed under regulations promulgated or amended after the Closing Date which implement new requirements.

         "Environmental Matters" means matters resulting from or attributable to actual, threatened or alleged emissions, discharges or releases of Materials of Environmental Concern into ambient air, surface water, groundwater, or land, or otherwise resulting from or attributable to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         "Equipment" means all the tangible personal property, tools, machinery, materials, pipelines, gathering systems, equipment, fixtures and improvements, which are incident or attributable to the Wells, Leases, Lands and/or Units, or with the production, treatment, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto, on the Effective Date, plus or minus any Equipment acquired or disposed of pursuant to
Article 4.01(g)(ii).

         "Excluded Assets" has the meaning set forth in Article 2.01(b).

         "Exploration Agreement" means that certain Exploration Agreement, by and between Seller and Buyer.

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         "Final Settlement Date" has the meaning set forth in Article 14(h).

         "Final Settlement Statement" has the meaning set forth in Article
14(h).

         "Good and Defensible Title" means, with respect to ownership of Leases attributable to a Well or Unit, record title that, except for Permitted
Encumbrances:

         (i) entitles Seller to receive, throughout the life of a Well, at least the NRI for such Well shown in Exhibit "A", except for decreases in connection with operations conducted by Buyer, or with Buyer's consent or non-consent, after Closing and decreases resulting from those Wells where Seller is obligated to allow others to make up past underproduction (to the extent such underproduction is taken into account under Article 14(f) and except for horizontal/vertical Pugh clauses and continuous development clauses in the Leases or related agreements;

         (ii) obligates Seller to bear, throughout the life of a Well (and the plugging, abandonment and salvage thereof), no greater WI for such Well than the WI shown therefor in Exhibit "A", except increases in such WI that result in at least a proportionate increase in Seller's NRI for such Well (including, without limitation, increases resulting from co-owner non-consents) and increases that result from contribution requirements with respect to defaulting co-owners; and

         (iii) is free and clear of all liens, security interests, collateral assignments, encumbrances, irregularities and defects.

         "Good and Defensible Title" means, with respect to any other Asset, record title that:

              (i) is free from reasonable doubt as to all matters of law and fact such that a reasonably prudent person, engaged in the ownership, development and operation of oil and gas properties or assets, with knowledge of all the facts and appreciation of their legal significance, would be willing to accept title to such property without a reduction in the portion of the Purchase Price allocated to such property in Exhibit "C"; and

             (ii) is free and clear of all liens, security interests, collateral assignments, encumbrances, clouds on title, irregularities and defects.

         "Hydrocarbons" means crude oil, natural gas, casinghead gas, coalbed methane, condensate, helium, sulphur, S2, C02, natural gas liquids and other gaseous and liquid hydrocarbons or any combination thereof.

         "Indemnified Party" has the meaning set forth in Article 11.05.

         "Indemnifying Party" has the meaning set forth in Article 11.05.

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         "Knowledge" means, with respect to a Party hereto, the actual knowledge of any officer or manager of such Party in charge of a discrete business area or function having responsibility for the referenced matter after due inquiry by such officer or manager of the person or persons in charge of such matter.

         "Lands" means the lands covered by the Leases.

         "Leases" means the oil and gas leases, oil, gas, and mineral leases and fee mineral interests shown in Exhibit "A-1" and Exhibit "A-2".

         "Litigation" has the meaning set forth in Article 4.01(e).

         "Loss" or "Losses" means all damages, including, without limitation, actual, punitive, exemplary and consequential damages, payments, penalties, fines, assessments, costs, amounts paid in respect of judgements or settlements, obligations, taxes, reductions in the value of Assets, liabilities, expenses and fees incurred, including court costs and attorneys' fees and expenses and costs of investigating, preparing or defending any claim, action or proceeding.

         "Materials of Environmental Concern" means any chemical pollutants, contaminants, waste, petroleum waste, used oil, toxic substances, hazardous substances and any other substances that are regulated by any governmental entity under any Environmental Law.

         "Nonrevenue Defect" means a Title Defect which does not result in a decrease in Seller's NRI for a Well below the NRI for such Well shown in Exhibit "A".

         "NRI" means a fractional or percentage interest in and to all Hydrocarbons produced from or allocated to a Well after deduction of all lessor's royalties, overriding royalties, and other burdens and payments out of production that burden such fractional or percentage interest in such Well.

         "Offsite Environmental Liability" means an Environmental Liability arising from or attributable to Materials of Environmental Concern that have been transported for disposal, storage treatment, reclamation or recycling from the Assets to properties owned by third parties.

    "Party" or "Parties" have the meanings set forth in the preface to this Agreement.

         "Permitted Encumbrances" means, with respect to the Assets, the following:

         (i) liens for taxes not yet due or, if due, being challenged in good faith by appropriate proceedings;

         (ii) materialmen's, mechanics' and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that

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                 will be paid or discharged in the ordinary course of business or, if delinquent, that are being contested in good faith in the ordinary course of business;

         (iii) easements, rights-of-way, servitudes, permits, surface leases, and other rights granted to or reserved for third parties in respect of surface operations that do not materially interfere with operation of the portion of the Assets burdened thereby;

         (iv) rights reserved to or vested in any governmental authority to control or regulate any of the Wells, Leases or Units and all applicable laws, rules, regulations and orders of such authorities so long as the same

                 (a) do not decrease Seller's NRI below the Delivered NRI for the Well or Upside Location, or increase Seller's WI above the Delivered WI for the Well or Upside Location, without at least a proportionate increase in Seller's NRI, or

                 (b) do not create any liens in respect of such Wells or Units.

         (v) any Title Defects that Buyer may have expressly waived in writing or which are deemed to have been waived under Article 6.02(b);

         (vi) liens arising under operating agreements, unitization and pooling agreements, orders and statutes and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business;

         (vii) the terms and conditions of all contracts and agreements relating to the Wells, Leases and Units, including, without limitation, exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, and right-of-way agreements, to the extent such terms and conditions

                 (a) do not decrease Seller's NRI below the Delivered NRI shown for a Well or Upside Location, or increase Seller's WI above the WI shown for such Well or Upside Location, without at least a proportionate increase in Seller's NRI:

                 (b) are normal and customary in the oil and gas industry, and

                 (c) would not conflict with any other portion of this definition of Permitted Encumbrances;

         (viii) royalties, overriding royalties, net profits interests, production payments, reversionary interests, and similar interests that do not decrease Seller's NRI below the NRI shown for a Well in Exhibit "A", or increase Seller's WI above the WI shown for such Well in Exhibit "A", without at least a proportionate increase in Seller's NRI;

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         (ix)    rights of reassignment requiring notice to the holders of the rights prior to surrendering or releasing a leasehold interest;

         (x) calls on production exercisable only at prices substantially equivalent to then-current fair market value;

         (xi) Transfer Requirements and Preference Rights other than any such Transfer Requirements or Preference Rights which were applicable to a previous transaction involving the transfer of all or any portion of the Assets but were not complied with at the time of the consummation of such transaction; and

         (xii)   those matters listed in Schedule 4.01.

         "Phase I Environmental Audit" means an assessment of Seller's compliance with Environmental Laws relative to the Assets consisting of examination of Seller's files and public documents, interviews of personnel of Seller and of other appropriate persons and visual inspection of the Assets. The foregoing definition shall not include or authorize any soil borings or laboratory analysis of soil or groundwater samples on or from the Assets.

         "Preference Rights" means all rights or agreements that enable or may enable any third party to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the transactions contemplated by this Agreement or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

         "Preliminary Purchase Price" has the meaning set forth in Article
3.01.

         "Purchase Price" means the Preliminary Purchase Price, as may be adjusted pursuant to Articles 6, 7, 14, 17, and 18 hereof.

         "RCRA" means the Resource Conservation and Recovery Act, as amended.

         "Records" means (except to the extent constituting Excluded Assets) all originals, copies, computer tapes and discs, files, records, information or data relating to the Assets in the possession of Seller, including, without limitation, title records (including abstracts of title, title opinions, certificates of title and title curative documents), accounting records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves, drilling reports, well completion reports, drill stem test charts and reports, engineering reports, regulatory reports, and all related materials, INSOFAR AND ONLY INSOFAR as the foregoing items constitute materials that may be lawfully conveyed to Buyer (i.e. the materials are not subject to a proprietary agreement precluding their transfer to Buyer) or do not constitute records subject to legal privilege.

         "Response Notice" has the meaning set forth in Article 6.02(c).

         "Seller" has the meaning set forth in the preface to this Agreement.

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         "Survival Period" has the meaning set forth in Article 11.01.

         "Third Party Claim" has the meaning set forth in Article 11.05.

         "Title Defect" means any lien, security interest, collateral assignment, charge, obligation, encumbrance, irregularity or imperfection of title or other condition that causes Seller's title to one or more of the Assets (or any portions thereof) to be less than Good and Defensible Title. Notwithstanding the foregoing, no Title Defect will exist as to any Asset unless the individual amount of such defect exceeds $10,000. If a Title Defect exists pursuant to the preceding sentence, the Defect Amount for such Title Defect shall include the entirety of such Defect Amount, whether below or above such threshold amount.

         "Title Defect Adjustment" means an amount of money equal to the sum of the Defect Amounts for all Title Defects asserted by Buyer under this Agreement as finally determined, whether by agreement or arbitration award, subject to the credit and deductible provided in Article 6.02(k).

         "Title Defect Notice" has the meaning set forth in Article 6.02(b).

         "Title Examination Period" has the meaning set forth in Article
6.02(b).

         "Transition Agreement" shall have the meaning given that term in
Article 3.04.

         "Transfer Requirements" means all consents, approvals, authorizations or permits of, or filings with or notifications to, any third party which must be obtained, made or complied with for or in connection with the transactions contemplated by this Agreement in order (a) for such transactions to be effective, (b) to prevent any termination, cancellation, default, acceleration or change in terms (or any right thereof from arising) under any terms, conditions or provisions of any Asset (or of any agreement, instrument or obligation relating to or burdening any Asset or any interest therein or portion thereof) as a result of such transactions, or (c) to prevent the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance on or with respect to any Asset or any interest therein or portion thereof (or any right thereof from arising) as a result of such transactions.

         "Units" means all unitization, communitization, pooling agreements, working interest units created by operating agreements, and orders covering the Lands and/or lands pooled or unitized therewith or any portion thereof, and the units and pooled or communitized areas created thereby.

         "Upside Locations" means the tracts shown on Exhibit "B" attached hereto.

         "Wells" means the wells for the production of Hydrocarbons or disposal wells which are listed in Exhibit "A" .

         "WI" means a fraction or percentage of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of a Well

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                                   ARTICLE 2
                               SALE AND PURCHASE

2.01    SALE AND PURCHASE.

(a)     INCLUDED ASSETS.   Subject to the terms and conditions of this
        Agreement and in consideration of Buyer's payment to Seller of the Purchase Price as herein provided, Buyer agrees to purchase from Seller, and Seller agrees to sell and convey to Buyer, the Assets.

(b)     EXCLUDED ASSETS.   Notwithstanding anything herein provided to
        the contrary, the term "Assets" as used in this Agreement shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (i) all cash, deposits, checks, funds, accounts receivable, notes receivable, or similar items attributable to the Assets with respect to any period of time prior to the Effective Date, except for those funds in suspense accounts to be delivered to Buyer pursuant to Article 13.01(b) hereof; (ii) all Hydrocarbon production from or attributable to the Assets with respect to all periods prior to the Effective Date and all proceeds attributable thereto, and all Hydrocarbons that, at the Effective Date, are owned by Seller and are above pipeline connection and in storage or otherwise held in inventory and all proceeds attributable thereto; (iii) all fee mineral interests and fee royalty interests owned by Seller, provided, however, if all or any portion of Seller's NRI in a Well listed in Exhibit "A" or an Upside Location listed in Exhibit "B" is attributable to a fee mineral interest or fee royalty interest, Seller shall convey to Buyer at the Closing an oil, gas and mineral lease, in the form and containing the terms and conditions set forth in Exhibit "D-2" hereto, covering said fee mineral interest or fee royalty interest for such Well shown in Exhibit "A"; (iv) Assets conveyed to third parties pursuant to Preference Rights as provided in Article
        18.01 or retained by Seller because of the failure to obtain, comply with or otherwise satisfy a Transfer Requirement as provided in Article 18.02; and (v) all geophysical, seismic and other technical data and interpretations specifically related to the Assets, provided, however, that Seller agrees to provide Buyer with a seismic license of any such data that
        Seller is lawfully permitted to license at Closing.   Buyer
        agrees to pay Seller's costs to reproduce the data covered thereby.

(c) WELD COUNTY PARTNERSHIP. Seller agrees to assign to Buyer its partnership interest in the Weld County Partnership Agreement entered into December 31, 1982, between Champlin Petroleum Company and True Oil Company (the "Weld County Partnership") on and effective such date, if ever, that Seller's allocated share of partnership income and costs is 91%. Upon such assignment to Buyer, the Weld County Partnership shall be deemed to be an Asset under this Agreement and Buyer shall be subject to all leases, joint operating agreements and other agreements with respect thereto. Seller's obligations under this Article 2.01 (c) shall be subject to any Transfer Requirements now in effect.

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                                   ARTICLE 3
                                 PURCHASE PRICE

3.01     PRELIMINARY PURCHASE PRICE; CLOSING PAYMENT.   In consideration for
         the sale and conveyance to Buyer of the Assets, Buyer agrees to pay to Seller $41,000,000.00 (the "Preliminary Purchase Price"), subject to
         adjustment as provided in this Agreement.   On a date not less than
         five (5) business days prior to the Closing Date, based upon information available to Seller at such time, Seller shall determine the Closing Payment, notify Buyer of the amount thereof and provide Buyer a copy of Seller's computation of such amount. Buyer may recommend adjustments to Seller's computation and Seller shall make such adjustments it does not disagree with in the a good faith exercise of its discretion.

3.02     EARNEST MONEY DEPOSIT.   At the time of its execution of this
         Agreement, Buyer shall pay or cause to be paid to Seller, by wire transfer or other immediately available funds, an amount equal to Ten Percent (10.00%) of the Preliminary Purchase Price as an earnest money
         deposit (the "Earnest Money Deposit").   Such Earnest Money Deposit
         shall bear interest at the Agreed Rate from the date of its deposit
         with Seller.    Application of the Earnest Money Deposit shall be
         governed by the following procedures:

         (a) If Closing occurs in accordance with the Agreement, the Earnest Money Deposit, together with the interest accrued thereon to the Closing Date, shall be credited against the Preliminary Purchase Price in calculating the Closing Payment.

         (b) If (i) Closing does not occur, (ii) the Agreement is terminated by Seller or Buyer pursuant to Article 12.01, and
                 (iii) the conditions to Buyer's obligation to consummate the transaction set forth in Article 10.02 have not been met, Seller shall remit the Earnest Money Deposit, together with accrued interest to Buyer.

         (c)     If Closing does not occur for any reason except as provided in
                 (b), above, Seller shall retain the Earnest Money Deposit, together with accrued interest, as liquidated damages in lieu of all other damages and as Seller's sole remedy.

3.03     THE CLOSING.   The closing of the transactions contemplated by this
         Agreement (the "Closing") shall take place at the offices of Seller, 801 Cherry Street, Fort Worth, Texas, 76102, commencing at 9:00 a.m. local time on April 30, 1998 ; or in the event all conditions to Closing have not been satisfied as of such date and the Parties have not terminated this Agreement pursuant to Article 12 hereof, on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than actions the respective Parties will take at the Closing itself); or at such other place, date and time as Buyer and Seller may mutually determine (the "Closing Date").

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3.04     DELIVERIES AT THE CLOSING.   At the Closing, (i) Seller will deliver
         the documents referred to in Article 16.01 below, (ii) Buyer will deliver to Seller the documents referred to in Article 10.01(e),
         (iii) Buyer will deliver to Seller the Closing Payment by wire transfer or delivery of other immediately available funds; and Seller and Buyer shall each execute and deliver to the other a Transition Agreement substantially in the form attached hereto as Exhibit "E" ("Transition Agreement").

3.05     PURCHASE PRICE ALLOCATIONS.   The Preliminary Purchase Price shall be
         allocated among the Assets in accordance with the schedule of values
         set forth in Exhibit "C".   Buyer represents that this is a proper
         allocation of the Preliminary Purchase Price and agrees that the Purchase Price shall be reallocated to the Assets after accounting for any adjustments pursuant to Articles 6, 7, 14, 17 and 18 hereof; and Seller and Buyer each agree that for all income and franchise tax purposes (and, where applicable, financial accounting purposes) they will report consistently with such allocation.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.01     REPRESENTATIONS AND WARRANTIES OF SELLER.   Seller represents and
         warrants to Buyer that the statements contained in this Article 4.01 are true and correct as of the date of this Agreement:

         (a)     ORGANIZATION OF SELLER.   Seller is a corporation duly
                 organized, validly existing and in good standing under the laws of the State of Delaware.

         (b)     AUTHORIZATION OF TRANSACTION.   Seller has full power and
                 authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions except as such enforceability may be limited by or subject to
                 (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and
                 (b) general principles of equity (regardless of whether such enforceability is considered in a pro- ceeding in equity or at law). Except for (i) consents of or filings with the United States Department of Interior or other governmental agency or the applicable state or Indian agencies or authorities in connection with the assignment of any federal, state, or Indian leases or any interest therein, and (ii) other Transfer Requirements and Preference Rights which are applicable to the transactions contemplated by this Agreement, Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of, any government or governmental agency or any other person or entity in order to consummate the transactions contemplated by this Agreement.

         (c)     NONCONTRAVENTION.   Neither the execution and the delivery of
                 this Agreement, nor the consummation by Seller of the transactions contemplated hereby, will

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
                 violate any statute, regulation, rule, injunction, judgment, order, decree, or ruling of any government, governmental agency, or court to which Seller is subject, or any provision of its charter or by-laws or any agreement or instrument to which Seller is a party, other than such violations of agreements or instruments as will not have a material adverse effect .

         (d)     BROKER'S FEES.   Seller has incurred no liability, contingent
                 or otherwise, for broker's or finder's fees with respect to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

         (e)     LITIGATION AND CLAIMS.    Except as shown on Schedule 4.01,
                 there are no pending, or, to the Seller's Knowledge, threatened lawsuits, orders, decrees, injunctions or administrative, arbitration or other proceedings against
                 Seller related to the Assets.   The term "Litigation" shall
                 mean the matters shown on Schedule 4.01 under "Litigation and Claims" and further shall include lawsuits, not shown in
                 Schedule 4.01, brought as class actions (but not certified as such by final court order) which, if certified, could relate to the Assets.

         (f)     ENVIRONMENTAL MATTERS.   Except as shown on Schedule 4.01, (i)
                 Seller is in compliance with all applicable Environmental Laws with respect to the Assets, except where noncompliance would not have a material adverse effect , and (ii) Seller has not received any notice, other than a notice that has been fully and finally resolved, that alleges that Seller is not now, or in the past has not been, in compliance with all applicable Environmental Laws with respect to the Assets. Except as listed on Schedule 4.01, to the Knowledge of Seller, Seller has not released, as such term is defined in CERCLA, Materials of Environmental Concern on, in, or about the Assets other than as allowed by Environmental Laws and no conditions exist on, in, or about the Assets as the result of Environmental Matters that give rise to liabilities or Third
                 Party Claims under Environmental Laws.   Except as shown on
                 Schedule 4.01, to the Knowledge of Seller, Seller has not caused or allowed Materials of Environmental Concern to migrate from the Assets upon or beneath other properties, except as permitted by Environmental Laws. Except as shown on
                 Schedule 4.01, there are no underground storage tanks on the Assets . Except as shown on Schedule 4.01, Seller has not transported, disposed, or arranged for disposal, reclamation, recycling, or sale of Materials of Environmental Concern from the Assets to other properties, other than as allowed by Environmental Laws, and to the Knowledge of Seller, Seller has not transported, disposed, stored offsite, or arranged for disposal, reclamation, recycling, or sale of Materials of Environmental Concern from the Assets that give rise to liabilities or Third Party Claims under Environmental Laws.

         (g)     NORMAL BUSINESS.   Since the Effective Date and from the date
                 hereof to the Closing Date, Seller (i) has caused and will cause the Assets to be maintained and operated in a good and workmanlike manner, consistent with prior operations and (ii) has not and will not transfer or sell any Assets other than

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
                 (1) Hydrocarbons produced, saved, and sold from the Assets in the ordinary course of business, (2) personal property and equipment which is replaced with personal property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Assets, and (3) transfers or disposal of items of personal property having a value of less than $10,000 individually or $50,000 in the aggregate.

         (h)     TAXES.   Seller has paid or caused to be paid all federal,
                 state, and local taxes, rates and like assessments for periods prior to the Closing Date that have become due and payable which, if not so paid, could result in a lien or encumbrance upon the Assets, including excise, property, ad valorem, franchise, severance and production taxes; but not including
                 (i) taxes, rates and like assessments which are being contested in good faith, as shown on Schedule 4.01, (ii) taxes not yet due and payable, and (iii) taxes, if any, which are the responsibility of Buyer under the express terms of this Agreement.

         (i)     NO VIOLATIONS.   Except as shown on Schedule 4.01,  Seller has
                 not violated or received notice of any alleged violation of any regulations, rules or orders promulgated by any federal, state or local regulatory agency or governmental authority which, if adversely decided, would have a material adverse effect

         (j)     MATERIAL CONTRACTS.    Exhibit "G" lists all material
                 contracts relating to the Assets and, with respect to each such contract, neither Seller nor, to Seller's Knowledge, any other party thereto is in default thereunder or in breach thereof, except where default or breach would not have a material adverse effect .

         (k)     TAKE-OR-PAY.   Seller has not made and will not make from the
                 date hereof to the Closing Date, any agreement relating to the Assets which would require Buyer, following Closing, to (i) deliver gas paid for, but not taken from production, prior to Closing, or (ii) make a cash payment to a buyer of gas for reimbursement or recoupment of prior take-or-pay payments.

         (l)     PERMITS AND LICENSES.   Except for those items referred to in
                 Article 4.01(b) above, to the Knowledge of Seller, Seller has obtained and currently holds all permits, licenses, approvals and authorizations which are required under federal, state or local law, rules and regulations in order to own and operate the Assets and, except for those items referred to in Article 4.01(b), no such permit, license, approval or authorization restricts Seller from selling or otherwise transferring to Buyer Seller's interest in the Assets.

4.02     REPRESENTATIONS AND WARRANTIES OF BUYER.   Buyer represents and
         warrants to Seller that the statements contained in this Article 4.02 are true and correct as of the date of this Agreement:

         (a)     ORGANIZATION OF BUYER.   Buyer is a corporation duly
                 organized, validly existing and in good standing under the laws of the State of Colorado.

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
         (b)     AUTHORIZATION OF TRANSACTION.   Buyer has full power and
                 authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions except as such enforceability may be limited by or subject to
                 (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and
                 (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for (i) consents of or filings with the United States Department of Interior or other governmental agency or the applicable state or Indian agencies or authorities in connection with the assignment of any federal, state, or Indian leases or any interest therein, and (ii) other Transfer Requirements which are applicable to the transactions contemplated by this Agreement, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of, any government or governmental agency or any other person or entity in order to consummate the transactions contemplated by this Agreement.

         (c)     NONCONTRAVENTION.   Neither the execution and the delivery of
                 this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will in any material respect violate any statute, regulation, rule, injunction, judgment, order, decree, or ruling of any government, governmental agency, or court to which Buyer is subject, or any provision of any agreement or instrument to which Buyer is a party.

         (d)     BUYER'S COMPLIANCE WITH LAWS AND AGREEMENTS.   Prior to
                 Closing, Buyer will have met all of the requirements under applicable local, state and federal law to accept assignment
                 of the Assets.   These requirements include, but are not
                 limited to, the acquisition of bonds, letters of credit or other evidence of financial security or any other requisite of all appropriate regulatory agencies and any leases, operating agreements or other contractual requirements.

         (e)     FURTHER DISTRIBUTION.   Buyer is acquiring the Assets for its
                 own account and not with the intent to make a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations pertaining to it or distribution thereof in violation of any applicable securities laws.

         (f)     BROKER'S FEES.   Buyer has incurred no liability, contingent
                 or otherwise, for broker's or finder's fees with respect to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

         (g)     FINANCIAL ABILITY.   Buyer  will have at the Closing Date
                 sufficient funds and credit arrangements or other arrangements to tender the Purchase Price at the Closing and to take such other actions as may be required by it to consummate the transactions contemplated hereby. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Buyer, threatened against Buyer.

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
                 No lawsuit or other proceeding is pending or, to the Knowledge of Buyer, is threatened, to which Buyer is a party and which may hinder or impede the ability of Buyer to perform its obligations hereunder. There is no judgment or outstanding order, injunction, decree or award rendered by any court or other governmental agency or arbitrator by which Buyer is bound and which relates to the transactions contemplated in this Agreement.

                                   ARTICLE 5
                             PRE-CLOSING COVENANTS

         The Parties respectively covenant and agree as follows with respect to the period commencing on the date of this Agreement and ending on the Closing
Date:

5.01     ACCESS.   Seller will permit representatives of Buyer, at such
         representatives' own risk and expense, to have access at all reasonable times, and in a manner so as not to unduly interfere with the business operations of Seller, to the Assets and Seller's premises, personnel, books, and Records, to the extent the same relate
         to the Assets.   Buyer agrees to release, indemnify and hold harmless
         Seller from any claims for death, personal injury, damages to persons or property or any other Loss caused by the activities of Buyer or its representatives, agents, consultants, contractors or subcontractors in respect of access to the Assets.

5.02     ACTIONS BY THE PARTIES.   Each of the Parties agrees to use its
         reasonable best efforts to satisfy the conditions to Closing set forth in Article 10 hereof and to refrain from taking any action within its control which would cause a breach of a representation or warranty set forth herein; provided, however, that neither Seller nor Buyer shall be required to expend any funds or incur any costs to prevent or cure a breach of the representations and warranties set forth in Article 4.

                                   ARTICLE 6
                                 TITLE MATTERS

6.01     NO WARRANTY OR REPRESENTATION.   At the Closing, Seller shall convey
         to Buyer all the Assets.   Such conveyance shall be subject to the
         Permitted Encumbrances and WITHOUT ANY WARRANTY OF TITLE, EITHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, except for the warranty provided in Article 4.01(h) of this Agreement and except for the warranty of title as to persons claiming by, through and under Seller contained in the Conveyance Documents
         delivered pursuant to Article 16.01.   Without limiting Buyer's right
         to reduce the Purchase Price in the manner provided in this Article 6, Seller makes no warranty or representation, express or implied, with respect to the accuracy or completeness of any information, Records or data now, heretofore, or hereafter made available to Buyer in connection with this Agreement, including, without limitation, pricing assumptions, potential for production of Hydrocarbons from the Assets, or any other matters contained in any material furnished by Seller to Buyer or its officers, directors, employees, agents, advisors or
         representatives.   Nothing in this Article 6

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
         shall operate to expand or increase or limit Seller's representations and warranties contained in other parts of this Agreement or to limit the provisions of Article 19.13.

6.02     TITLE DEFECT.   The procedures to be followed with respect to Buyer's
         assertion of Title Defects concerning the Assets and adjustment or refund of the Purchase Price attributable to such Title Defects shall be as follows:

         (a)     ACCESS TO RECORDS.   Promptly after execution of this
                 Agreement, Seller will provide Buyer and its consultants and advisors access at all reasonable times to Seller's accounting, land, production, engineering, and other Records regarding the Assets for the purpose of reviewing title to the Assets and reasonable office space in Seller's offices for
                 such review.   To the extent that Seller cannot provide such
                 information without violating legal constraints or any obligation of confidence or other contractual commitment or to the extent any such information is in possession of a co-working interest owner, partner or third party and Seller has the right of access thereto, Seller will use its reasonable efforts (without being obligated to incur expense) to provide Buyer access to such information or obtain copies thereof for Buyer's review.

         (b) NOTICE OF ASSERTED TITLE DEFECTS. Prior to the expiration of the period commencing on the execution of this Agreement and ending five (5) days prior to the Closing Date (the "Title Examination Period"), Buyer shall furnish to Seller written notice specifying in reasonable detail each matter which, in Buyer's opinion, constitutes a Title Defect and which Buyer wishes to assert as a Title Defect hereunder, together with the Defect Amount estimated by Buyer for each such asserted Title Defect (each such notice being called a "Title Defect
                 Notice").   The Title Defect Notice shall include all
                 documents in support of Buyer's assertion of a Title Defect. Any Title Defects not asserted on or before the expiration of the Title Examination Period with respect to the Assets, shall be deemed conclusively to be Permitted Encumbrances.
                 Failure by Buyer to identify all Assets (or to identify all portions of an Asset) which are subject to a particular Title Defect in a Title Defect Notice shall not prevent Buyer from asserting such Title Defect in separate or subsequent Title Defect Notices, subject to otherwise timely asserting such Title Defect prior to the expiration of the Title Examination Period.

         (c)     NOTICE IN RESPONSE TO BUYER'S NOTICE.   On or before 5:00 p.m.
                 on the 15th day following Seller's receipt of a Title Defect Notice from Buyer, Seller shall give written notice to Buyer for each Title Defect asserted in a Title Defect Notice ("Response Notice") as to whether it (a) admits the existence of such Title Defect and accepts Buyer's estimate of the Defect Amount, (b) intends to cure the asserted Title Defect,
                 (c) disagrees with Buyer's assertion that the Title Defect exists, (d) disagrees with the Defect Amount estimated by Buyer for such Title Defect, (e) takes any combination of the foregoing positions, or (f) in the case of a Nonrevenue Defect, elects to indemnify Buyer pursuant to Article 6.02(g) or elects to retain the Asset pursuant to Article 6.02 (e).
                 If Seller

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
                 disagrees with Buyer's assertion of the existence of a Title Defect or the Defect Amount with respect thereto, Seller's Response Notice shall also specify in reasonable detail Seller's grounds for such disagreement, the Defect Amount estimated by Seller therefor, or both, as the case may be. Seller's failure to include in its Response Notice a Title Defect asserted in a Title Defect Notice shall be deemed to be an admission of the existence of such Title Defect, acceptance of Buyer's estimate of the Defect Amount with respect thereto and a waiver of Seller's rights to cure such Title Defect.

         (d)     METHOD OF DETERMINING TITLE DEFECT AMOUNTS.   Without limiting
                 Seller's right to dispute the existence of a Title Defect, Defect Amounts for each asserted Title Defect shall be determined as follows:

                 (i) If the Title Defect relates to failure of title to the entirety of Seller's title to an Asset, the Defect Amount shall be the amount set forth as the value for that Asset in Exhibit "C".

                 (ii) If the Title Defect results from a lien, security interest, pledge or collateral assignment upon one or more Assets (or a portion thereof) which is liquidated in amount, then the Defect Amount shall be the amount necessary to remove such lien, security interest, pledge or collateral assignment from Seller's title to such one or more Assets (or portion thereof).

                 (iii) If the Title Defect results from Seller having a lesser NRI in a Well than the Delivered NRI specified for the Well, the Defect Amount shall be equal to the product obtained by multiplying the value for that Well in Exhibit "C" by a fraction, the numerator of which is the reduction in the NRI and the denominator of which is the Delivered NRI for such Well.

                 (iv) If the Title Defect results from Seller having a greater WI in a Well than the Delivered WI specified for the Well, without at least a proportionate increase in Seller's NRI for such Well, the Defect Amount shall be equal to the present value (discounted at 10% compounded annually) of the increase in Buyer's Projected Costs with respect to such Well for the period from and after the Effective Date which is attributable to such increase in the WI.

                 (v) If the Title Defect results from any matter not described in paragraphs (i), (ii), (iii), or (iv) above, then the Defect Amount shall be a portion of the value set forth for that Asset in Exhibit "C", said portion to be equal to the difference between the value of Seller's title to such Asset without such Title Defect and with such Title Defect (assuming the value without such Title Defect to be the value set forth in Exhibit "C").

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
                 (vi) If a Title Defect is not effective or does not affect Seller's title to an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Defect Amount.

                 (vii) If a Title Defect affects only a portion of an Asset (as contrasted with an undivided interest in the entirety of such Asset) and a portion of the Purchase Price has not been allocated specifically to such portion of that Asset in Exhibit "C", then for purposes of computing the Defect Amount, the Purchase Price allocated to such Asset shall be further allocated among the portions of such Asset in a fair and reasonable manner taking into account the value set forth in Exhibit "C".

                 Notwithstanding anything herein to the contrary, the aggregate Defect Amounts attributable to Title Defects relating to an Asset for which Buyer receives an adjustment in the Purchase Price shall never exceed the value of that Asset as set forth in Exhibit "C".

         (e)     SELLER'S OPTION TO RETAIN ASSET.   If Buyer asserts one or
                 more Title Defects with respect to an Asset and the aggregate amount of Buyer's estimated Defect Amounts with respect to such asserted Title Defects exceeds 25% of the value of such Asset as set forth in Exhibit "C", and Seller has accepted Buyer's estimate of such Defect Amounts with respect thereto , then Seller may, at its sole option, elect to retain such Asset, provided that Seller must make such election prior to
                 Closing.   Seller shall notify Buyer in its Response Notice
                 pursuant to Article 6.02(c) hereof of its election to retain such Asset, and, if Seller gives such notice, the Purchase Price shall be reduced by the value for such Asset as set forth in Exhibit "C".

         (f)     PRE-CLOSING ADJUSTMENT FOR UNCURED TITLE DEFECTS.   If, on or
                 before five (5) days prior to the Closing Date, any Title Defect and the Defect Amount as asserted by Buyer are agreed (or deemed agreed) to by Seller and Seller elects not to attempt (or waives its right) to cure such Title Defect, then, subject to Article 6.02(k) hereof, the sum of Defect Amounts attributable to those Assets (or portions thereof) for which Seller and Buyer are in agreement (or deemed to be in agreement) as to both the existence of a Title Defect and the Defect Amount, but excluding Assets retained by Seller pursuant to Article 6.02 (e) hereof, shall be applied to reduce the Preliminary Purchase Price.

         (g)     OPTION TO INDEMNIFY FOR NONREVENUE DEFECTS.   Should Buyer
                 assert in a Title Defect Notice one or more Nonrevenue Defects and should Seller agree that the Nonrevenue Defect asserted constitutes a Title Defect and agrees with the Defect Amount, then Seller, at its option and subject to the credit and deductible provided in Article 6.02(k), may in its Response Notice to such Title Defect Notice pursuant to Article 6.02(c), elect to (I) cure the Nonrevenue Defect, (ii) reduce the Preliminary Purchase Price or the Purchase Price pursuant to Article 6.02(f) or Article 6.02(j), as the case may be, by the Defect

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
                 Amount, or (iii) indemnify Buyer and its Affiliates, successors and assigns from and against Losses incurred as a result of such Nonrevenue Defect up the Defect Amount.

         (h)     CURE OF TITLE DEFECTS.   If Seller elects to cure a Title
                 Defect in accordance with Article 6.02(C) hereof, then Seller shall use reasonable efforts to cure such defect during the
                 Cure Period.   On or before expiration of the Cure Period,
                 Seller shall give Buyer written evidence of any curative actions which in Seller's determination cure or reduce the Defect Amount of a Title Defect asserted by Buyer, including an explanation in reasonable detail of any claimed reduction
                 in the Defect Amount.   On or before the expiration of thirty
                 (30) days after the end of the Cure Period, Buyer shall provide to Seller in writing a list of those Title Defects asserted by Buyer which Seller claims to have cured pursuant to this Article 6.02(h), and which Buyer determines have not been cured, together with the revisions, if any, in Buyer's estimates to the Defect Amounts attributable to such Title Defects after giving effect, if any, to Seller's curative
                 efforts.   For a period of thirty (30) days after Seller's
                 receipt of Buyer's written list of such uncured Title Defects and revised Defect Amounts, Seller and Buyer shall attempt to
                 resolve disputes as to such items.   During the Cure Period
                 and thereafter until all disputes regarding such Title Defect and the Defect Amount in respect thereof have been fully resolved by agreement or arbitration, Buyer shall afford Seller and its representatives and agents access at all reasonable times to files, Records and documents formerly in Seller's possession relating to title to the one or more Assets that are the subject of such disputed Title Defect or Defect Amount.
                 Such access shall be subject to confidentiality restrictions reasonably imposed by Buyer.

         (I)     ARBITRATION.

                 (i) In the event the Parties are unable to resolve all disputes as to the existence of Title Defects or Defect Amounts within thirty (30) days after the expiration of the Title Examination Period or, in the case of a Title Defect that Seller has elected to cure pursuant to Article 6.02(h), sixty (60) days after expiration of the Cure Period, then all remaining disputes regarding Title Defects and Defect Amounts shall be submitted to binding arbitration. Within a further fifteen (15) day period, Seller and Buyer agree to jointly select an arbitrator experienced in the U.S. oil and gas business, who shall be the sole arbitrator (the "Arbitrator") to hear and decide all remaining disputes regarding
                          asserted Title Defects and Defect Amounts.   The
                          Arbitrator chosen shall be impartial and independent of the Parties and shall be experienced and knowledgeable about the subject matter (generally and not as to the express facts concerning the Assets) of
                          the remaining disputes.   If the Parties are unable
                          to agree upon the designation of a person as Arbitrator, the Parties shall request the American Arbitration Association to appoint

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
                          the Arbitrator and such Arbitrator shall hear all matters submitted to arbitration under this Article 6.02(I).

                 (ii)     Any arbitration hearing shall be held at a place
                          selected by the Arbitrator.   The arbitration shall
                          be conducted in accordance with the United States Arbitration Act (9 U.S.C.A. Sections 1-16) and the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms hereof, provided, however, nothing herein shall require that the arbitration be submitted to the American Arbitration Association except as to the
                          appointment of an Arbitrator.   The decision of the
                          Arbitrator with respect to such remaining disputed matters shall be reduced to writing and binding on
                          the parties.   Judgment upon the award(s) rendered by
                          the Arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance
                          of the award and an order of enforcement.   Seller
                          and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their
                          respective cases.   The charges and expenses of the
                          Arbitrator shall be shared equally by Seller and Buyer.

                 (iii) The arbitration shall commence within thirty (30) days after the Arbitrator is selected in accordance
                          with the provisions of this Article 6.02(I).   In
                          fulfilling his or her duties with respect to
                          determining the amount of a Defect Amount, the Arbitrator may consider such matters as, in the opinion of the Arbitrator, are necessary or helpful to make a proper valuation; however, the Arbitrator shall be bound by those factors set forth in Article 6.02(d) above, including the last sentence thereof. Furthermore, the Arbitrator may consult with and engage disinterested third parties to advise the Arbitrator including, without limitation, geologists, geophysicists, petroleum engineers, title lawyers, accountants and consultants, and the fees and expenses of such third parties shall be considered to
                          be charges and expenses of the Arbitrator.   The sole
                          remedy in any arbitration award shall be resolution of alleged Title Defects and Defect Amounts which shall then be applied as provided in Article 6.02(j) and the Arbitrator shall not award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys' fees and interest reflecting the
                          time value of money.   The Arbitrator shall not add
                          any interest factor reflecting the time value of money to any Defect Amount.

                 (iv) If the Arbitrator selected hereunder should die, resign or be unable to perform his or her duties hereunder, the Parties or the American Arbitration Association shall select a replacement Arbitrator. The procedure set forth in this Article 6.02(I) for selecting the Arbitrator shall be followed from time to time as necessary.

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
                 (v) As to any determination of amounts owing under the terms of this Article, no lawsuit based on such claimed amounts owing shall be instituted by any party hereto, other than to compel arbitration proceedings or enforce the award of the Arbitrator.

                 (vi) All privileges under Texas and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Texas law.

         (j)     ADJUSTMENT FOR UNCURED TITLE DEFECTS.   When the last of all
                 Title Defects asserted by Buyer pursuant to Article 6.02(b) above and the Defect Amounts, if any, with respect thereto have been finally resolved, whether by agreement or arbitration award, subject to Seller's option to indemnify Buyer for Nonrevenue Defects provided in Article 6.02(g) and the credit and deductible provided in Article 6.02(k), the Purchase Price shall be reduced by the amount, if any, of the Title Defect Adjustment and by the value of any Assets
                 retained by Seller pursuant to Article 6.02(e) hereof.   The
                 amount of any reduction in the Purchase Price pursuant to this
                 Article 6.02(j) shall bear interest at the Agreed Rate from
                 the Closing Date until paid.   Any reduction in the Purchase
                 Price, together with any interest accruing thereon pursuant to this Article 6.02(j), shall be due and payable by Seller to Buyer in immediately available funds within ten (10) days after the date of the final resolution of the last of all Title Defects asserted by Buyer and the Defect Amounts, if any, with respect thereto as aforesaid. Seller's sole responsibility and Buyer's sole and exclusive remedy for the reduction in value of Seller's title to an Asset resulting from the existence of a Title Defect shall be as provided in this Article 6 and Seller shall not be liable for any Losses in respect of Title Defects and Defect Amounts, except to the extent that Seller would have liability therefor under other Articles of this Agreement.

         (k)     CREDIT AND DEDUCTIBLE FOR TITLE DEFECTS.   The Preliminary
                 Purchase Price and the Purchase Price shall be reduced for Title Defects if, and only to the extent that, the cumulative aggregate of all Defect Amounts exceeds (i) an amount equal to the aggregate increase in the value of Seller's title to the Wells over the values set forth in Exhibit "C" as a result of an increase in the NRI for any such Wells over the NRI shown in Exhibit "A" plus (ii) the Available Deductible Amount specified in Article 11.03(a).

                                   ARTICLE 7
                                 ENVIRONMENTAL

7.01     AVAILABILITY OF DATA TO BUYER; PHASE I ENVIRONMENTAL AUDIT.   After
         the execution of this Agreement, Seller shall make available to Buyer information which is in the possession or control of Seller or to which Seller has access (other than publicly available information to which Buyer has equal access) and which relates to the

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
         environmental condition of the Assets or the disposition of Materials of Environmental Concern related to the Assets, which information may include, but shall not be limited to, information regarding crude oil and produced water that may have been spilled or disposed of on-site and the locations thereof; on-site pits and pit closures; on-site burial; land farming; land spreading; underground injection; on-site solid waste disposal sites; and offsite storage, treatment or
         disposal sites.   Buyer also shall have the right, prior to the
         Closing Date, at its own risk and expense, to conduct or have
         conducted a Phase I Environmental Audit of the Assets.   To enable
         Buyer to conduct the Phase I Environmental Audit, Seller will provide Buyer (and its representatives) with reasonable access to the Assets, subject to any third party restrictions on Seller with respect to access to the Assets, to Seller's books, records, and files relating
         to the Assets, and to current employees of Seller.   In conducting the
         Phase I Environmental Audit, Buyer shall treat, and will cause all of its representatives, agents, consultants, contractors, or subcontractors to treat, all information obtained by Buyer pursuant to the Audit as strictly confidential (except to the extent such information is otherwise available to the general public) and will not disclose the results without the prior written consent of Seller, except to the extent that such results are legally required to be disclosed by Buyer (in which case, Buyer shall provide Seller with
         reasonable notice prior to making such disclosure).   Seller shall
         have the right to have a representative present during any inspection of the Assets and during any interviews of Seller's employees, conducted as a part of the Phase I Environmental Audit, and Buyer shall coordinate these activities with Seller so as to allow Seller to
         have a representative present if it so desires.   Buyer shall provide
         Seller with copies of any Phase I Environmental Audit report, whether completed prior to or after the Closing Date, not less than five (5)
         days after Buyer's receipt of same.   Buyer agrees to release,
         indemnify, defend, and hold Seller harmless from any claims for death, personal injury, damage to persons or property or any other Loss caused by the activities of Buyer or its representatives, agents, consultants, contractors or subcontractors in conducting a Phase I Environmental Audit.

7.02     ENVIRONMENTAL DEFECTS.   If Buyer has Knowledge of the actual (as
         opposed to the threatened or alleged) existence of an Environmental Matter discovered in the course of the Phase I Environmental Audit or Buyer's other environmental due diligence in connection with this transaction and Buyer has concluded that such Environmental Matter constitutes a breach by Seller of any of Seller's representations and warranties set forth in Article 4.01(f) hereof (as though such representations and warranties were not qualified by Seller's Knowledge thereof), then Buyer, shall advise Seller in writing of such Environmental Matter on or before five (5) days prior to the Closing
         Date.   Such written notification shall contain a reasonable
         description of the facts used by Buyer in making its determination that a breach exists and its good faith estimate of the cost to
         remediate such Environmental Matter.   The notice shall also include
         all documents and reports relied upon by Buyer in providing such
         notice.   Buyer agrees that such written notification to Seller shall be sent to Seller by telecopy or personal delivery as well as by registered or certified mail, return receipt requested and postage
         prepaid.   Prior to Closing, Buyer and its employees, contractors and consultants shall treat all information regarding any Environmental Matter as confidential and shall not

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
         disclose such information to any governmental authority or other third party without Seller's written consent, unless disclosure is required by applicable law (in which case, Buyer shall provide Seller with
         reasonable notice prior to making such disclosure).   Within three (3)
         days after Seller's receipt of a notice with respect to each Environmental Matter constituting a breach of Seller's representations and warranties set forth in Article 4.01(f) hereof (as though such representations and warranties were not qualified by Seller's Knowledge thereof), Seller or Buyer (if Buyer reasonably believes that the cost to remediate each such Environmental Matter will exceed $100,000) may have the Asset affected thereby removed from the Assets and adjust the Preliminary Purchase Price by the value of such Asset
         set forth in Exhibit "C".   Such adjustment shall be Buyer's sole and
         exclusive remedy with respect to any Environmental Matter subject to this Article 7.02 and Seller shall not be liable for any Losses with respect thereto.


                                   ARTICLE 8
                              PRE-CLOSING BREACHES

If, on or before five (5) days prior to the Closing Date, Buyer has Knowledge of any matter which Buyer has concluded constitutes a breach by Seller of any of Seller's representations and warranties set forth in Article 4.01 (other than Article 4.01(g)) hereof, then Buyer shall notify Seller in writing of
such matter on or before five (5) days prior to the Closing Date.   Buyer
agrees that such written notification to Seller shall be sent to Seller by telecopy or personal delivery as well as by registered or certified mail, return receipt requested and postage prepaid.

                                   ARTICLE 9
                               INTERIM COVENANTS

9.01     OPERATION OF THE ASSETS PRIOR TO CLOSING.   From the date hereof until
         the Closing Date, except as otherwise consented to by Buyer in writing, Seller shall (i) not mortgage, pledge or subject to any security interest any of the Assets; (ii) not enter into any termination or amendment of any material agreement affecting the Assets except in the ordinary course of business; (iii) not enter into any settlement of any Litigation in excess of $50,000 involving any of the Assets or cause a surrender of the Assets; (iv) not consent to the entry of any decree or order by a governmental body or pay any fine having an adverse effect of more than $5,000 to the Assets; (v) not enter into any agreement affecting the Assets with a term in excess of thirty (30) days, unless such transaction is in the ordinary course of business and is terminable without penalty on notice of ninety (90) days or less; (vi) use its best efforts to take all action necessary to comply with any Preference Right or Transfer Requirement affecting the Assets; and (vii) use its best efforts not to subject to any lien, claim or encumbrance any of the Assets.

9.02     OPERATION OF THE ASSETS AFTER CLOSING.   At Closing, operation of
         those Assets Seller now operates shall be turned over to and become the responsibility of Buyer, unless

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
         an applicable unit, pooling,  communitization or operating agreement
         requires otherwise.   However, Seller shall have no liability for any
         operations by Seller under this Article 9.02 for Losses incurred by Buyer, except as may result directly from Seller's gross negligence or
         willful misconduct.   If, at Closing or thereafter, Buyer directs
         Seller to turn over to Buyer operations of the Assets (or portions thereof) prior to the time permitted by an applicable agreement, Buyer agrees to indemnify Seller from and against any Losses incurred by Seller as a result thereof.

9.03     ACCOUNTING RESPONSIBILITIES.

         (a) PRE-CLOSING. From the Effective Date to the Closing Date, Seller shall (i) process and pay all invoices relating to operating expenses and capital expenditures, (ii) pay all severance taxes assessed on production from the Wells, and
                 (iii) market the Hydrocarbons produced pursuant to existing market contracts and arrangements for the sale of such Hydrocarbons and in accordance with pipeline nomination
                 schedules.   All data processing and revenue accounting
                 responsibilities associated with production operations, such as gas allocations, gas and liquid revenue disbursement, royalty disbursement, maintenance of gas balances, and regulatory filings shall be the responsibility of Seller through the Closing Date production month.

         (b)     TRANSITION AGREEMENT ELECTION.   Unless Buyer elects
                 otherwise, Seller shall continue to perform accounting services with respect to the Assets for a period of up to two
                 (2) months after the Closing Date production month pursuant to
                 the terms of the Transition Agreement.   Buyer may elect to
                 not enter into the Transition Agreement provided it notifies Seller of such election no later than five (5) days prior to Closing Date.

9.04     FEES FOR SELLER'S SERVICES.   Seller shall operate the Assets on
         behalf of Buyer after the Effective Date until they are turned over to
         Buyer at Closing or thereafter pursuant to Article 9.02.   Seller
         shall make appropriate charges to Buyer pursuant to any applicable operating agreement for these services and for the accounting services
         referred to in Article 9.03.   In the absence of any applicable
         operating agreement, for any such services performed from and after the Effective Date, Buyer shall pay Seller all reasonable necessary expenses (excluding Seller's internal overhead) incurred by Seller in the operation of or the accounting for the Assets (or portions
         thereof).   Any such charges and expenses shall be recovered by Seller as part of the Final Settlement Statement pursuant to Article 14(h).


                                   ARTICLE 10
                       CONDITIONS TO OBLIGATION TO CLOSE

10.01    CONDITIONS TO OBLIGATION OF SELLER.   The obligation of Seller to
         consummate the transactions to be performed by it in connection with the Closing is subject, at the

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
         option of Seller, to satisfaction on or prior to the Closing Date of the following conditions:

         (a) the representations and warranties set forth in Article 4.02 above shall be true and correct in all material respects at and as of the Closing Date as though made as of such date and Seller shall receive a certificate at Closing, executed by a duly-authorized officer of Buyer, in his capacity as such, to the effect that, to such officer's Knowledge, the conditions set forth in this Article 10.01(a) have been satisfied; provided, however, for the purposes of this Article 10.01(a), in determining whether this condition has been satisfied, any such representation or warranty which is qualified by materiality shall be read and interpreted as if such qualification was not included therein (it being the intent to the parties not to apply a double materiality threshold in determining the satisfaction of this condition);

         (b) Buyer shall have performed or complied with all of its covenants and agreements hereunder in all material respects through Closing;

         (c) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

         (d) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller;

         (e) Buyer shall have delivered to Seller a copy of Buyer's existing blanket plugging or performance bond, or evidence of Buyer's compliance with applicable state or federal rules and regulations, if any, filed with the applicable conservation or regulatory agency; and

         (f)     Buyer and Seller shall have executed the Exploration
                 Agreement.

10.02    CONDITIONS TO OBLIGATION OF BUYER.   The obligation of Buyer to
         consummate the transactions to be performed by it in connection with the Closing is subject, at the option of Buyer, to satisfaction on or prior to the Closing Date of the following conditions:

         (a) the representations and warranties set forth in Article 4.01 shall be true and correct in all material respects at and as
                 of the Closing Date as though made as of such date.   Buyer
                 shall receive a certificate at Closing, executed by a duly-authorized officer of Seller, in his capacity as such, to the effect that, to such officer's Knowledge, the conditions set forth in this Article 10.02(a) have been satisfied; provided, however, for the purposes of this Article 10.02(a), in determining whether this condition has been satisfied, any such

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
                 representation or warranty which is qualified by materiality shall be read and interpreted as if such qualification was not included therein (it being the intent to the parties not to apply a double materiality threshold in determining the satisfaction of this condition);

         (b) Seller shall have performed or complied with all of its covenants and agreements hereunder in all material respects through the Closing;

         (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

         (d) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer; and

         (e)     Buyer and Seller shall have executed the Exploration
                 Agreement.


                                   ARTICLE 11
      REMEDIES FOR BREACHES OF ARTICLE 4 AND ENVIRONMENTAL INDEMNIFICATION

11.01    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.   The representations and
         warranties of Seller contained in Article 4.01 (except for Article 4.01(f) and Article 4.01(g)(i), as limited by Article 7.02) hereof and of Buyer contained in Article 4.02 hereof shall survive the Closing for a period of one (1) year from the Closing Date (the "Survival Period"). The representations and warranties of Seller contained in the last sentence of Article 4.01(f) shall survive the Closing for a period of one (1) year from the Closing Date (also the
         " Survival Period").   The representations and warranties of Seller
         contained in Article 4.01(g)(i), and all but the last sentence of
         Article 4.01(f) shall not survive the Closing.   Following Closing,
         for purposes of indemnity hereunder, (i) Seller's certificate delivered pursuant to Article 10.02(a) as to representations and warranties in Article 4.01 shall be deemed to constitute a confirmation that the representations and warranties under Article
         4.01 are true and correct as of the Closing Date, and (ii) Buyer's certificate delivered pursuant to Article 10.01(a) as to representations and warranties in Article 4.02 shall be deemed to constitute a confirmation that the representations and warranties under Article 4.02 are true and correct.

11.02 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF BUYER. In the event of a breach by Seller of any of its representations and warranties in
         Article 4.01 which survive the Closing, then Seller agrees, subject to
         Article 11.03 hereof, to indemnify and hold harmless Buyer and Buyer's Affiliates, and each of their respective current, former, and future directors, officers, employees and agents, and each of the successors, heirs and executors of any of the foregoing, from and against the entirety of any Losses

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
         resulting from or attributable to the breach which Buyer (or any such other indemnified person in such person's capacity set forth above) shall suffer, provided that notice of any claim for indemnification is
         given   in accordance with the terms of this Agreement within the
         Survival Period .   Notwithstanding anything herein provided to the
         contrary, with respect to any breach by Seller of the representations and warranties contained in the last sentence of Article 4.01(f) and except as limited by Article 11.03, Seller's sole responsibility for any such breach shall be to indemnify Buyer for the Losses attributable to such breach; provided, however, that "Losses", as used in this sentence, shall not include, and Seller shall not be responsible or liable for, any death, personal injury or consequential, exemplary or punitive damages in respect of such breach.

11.03    LIMITATION ON SELLER'S LIABILITY.

         (a) With respect to a breach by Seller of any of its representations and warranties in Article 4.01 (except the last sentence of Article 4.01(f)) which survive the Closing and adjustments to the Preliminary Purchase Price or reductions to the Purchase Price for Defect Amounts, Seller shall not be required to pay any Losses pursuant to the indemnifications set forth in Article
                  11.02 and Article 11.05 hereof and Buyer shall not be entitled to adjust the Preliminary Purchase Price or reduce the Purchase Price on account of any Defect Amount pursuant to
                  Article 6.02 until the Available Deductible Amount has been reduced to, but not below, zero. "Available Deductible Amount" means $250,000, as reduced, but not below zero, by Defect Amounts finally established under Article 6.02(j) and such Losses otherwise payable under Article 11.02 and
                  Article  11.05.

         (b) With respect to a breach by Seller of its representation and warranty in the last sentence of Article 4.01(f), Seller shall not be required to pay any Losses or any Environmental Liabilities pursuant to the indemnifications set forth in
                 Article 11.02 and Article 11.06 hereof until the Available Deductible Amount with respect to such Losses or Environmental Liabilities has been reduced to, but not below,
                 zero.   Buyer shall not be entitled to indemnity for any such
                 Losses or Environmental Liabilities to the extent the same are actually applied to reduce the Available Deductible Amount. "Available Deductible Amount" means $250,000 as reduced, but not below zero, by the total amount of such Losses or Environmental Liabilities incurred or paid by Buyer which are subject to indemnification by Seller under Article 11.02 or
                 Article 11.06 hereof.

11.04    INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER.   In the event of a
         breach by Buyer of any of its representations and warranties contained in Article 4.02 hereof, and subject to the provisions of
         Article 3.02(c), then Buyer agrees to indemnify and hold harmless Seller, Seller's Affiliates, and each of their respective current, former, and future directors, officers, employees and agents, and each of the successors, assigns, heirs, and executors of any of the foregoing, from and against the entirety of any Losses resulting from or related or attributable to the breach which Seller, or any such

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
         Affiliate (or any such other indemnified person in such person's capacity set forth above) shall suffer, provided such claim for indemnification is brought within the Survival Period; and further provided that "Losses", as used in this sentence, shall not include, and Buyer shall not be responsible or liable for, any death, personal injury, or consequential, exemplary or punitive damages in respect of such breach.

11.05    MATTERS INVOLVING THIRD PARTIES.

         (a) If any third party, which shall include any person, entity, governmental or regulatory authority, shall notify either Party (the "Indemnified Party") with respect to any matter which gives rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Article 11; then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving service of process in a lawsuit, administrative proceeding or arbitration proceeding with respect to the Third Party Claim) notify the
                 Indemnifying Party thereof in writing.   Each of the matters
                 described in this Article 11.05(a) shall be referred to in this Agreement as a "Third Party Claim".

         (b) Except as provided in Article 11.06(c) hereof, any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon (or constitute an admission of guilt, liability, fault or
                 responsibility for) the Indemnified Party.   The Indemnified
                 Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party ,(ii) the Indemnifying Party failed to assume the defense and employ counsel or (iii) the Indemnifying Party is also a party to the litigation, counsel chosen by the Indemnifying Party to represent the Indemnified Party also represents the Indemnifying Party and the Indemnified Party is advised by counsel to the Indemnifying Party that a conflict of interest exists between the Indemnifying Party and the Indemnified Party, but only to the extent necessary to remove the conflict.

         (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Article 11.05(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate and shall be entitled to be indemnified against the cost of such defense.

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
         (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), unless the Indemnified Party waives indemnification with respect to the Third Party Claim so settled and adjudicated.

         (e) The indemnification obligations of Seller under this Agreement (including Articles 11 and 13) and the indemnification obligations of Buyer under this Agreement (including Articles 11 and 13) shall include court costs and attorney's fees and expenses and costs of investigating, preparing or defending any action or proceeding with respect to any Third Party Claim to the extent such Third Party Claim may give rise to a claim for indemnification under such indemnification obligations of Seller or Buyer, as the case may be.

11.06    SELLER'S ENVIRONMENTAL INDEMNIFICATION.

         (a)     Seller agrees, subject to the limitations set forth in Article
                 11.03 and this Article 11.06, to indemnify, defend, and hold harmless Buyer and Buyer's Affiliates, and each of their respective current, former and future directors, officers, employees, and agents, and each of the successors, heirs and executors of any of the foregoing, from and against and in respect of any and all Offsite Environmental Liabilities that may be imposed upon, asserted against, or incurred by Buyer (or any such other indemnified person in such person's capacity set forth above) after the Closing Date, arising out of or in connection with any matters occurring on or prior to the Closing Date relating to the Assets, including, without limitation, those matters described in Schedule 4.01 under "Environmental Liabilities"; provided, however, that in the event that the acts or omissions of any person after the Closing Date caused or contributed to a pre-existing circumstance or condition, then Seller's obligation to indemnify, defend and hold Buyer harmless shall be reduced by the Offsite Environmental Liabilities attributable to such Post-Closing Date acts or omissions to the extent resulting from such acts or omissions.

         (b) As a limitation on Seller's indemnification obligations under this Article 11.06, Seller shall be responsible for Environmental Liabilities only to the extent that Buyer, within the Survival Period, provides Seller notice of (i) the specific facts and circumstances giving rise to such Environmental Liabilities as a result of actions or claims that Buyer reasonably believes have a basis of assertion ; or
                 (ii) a Third Party Claim giving rise to such Environmental Liabilities (however, notice of a lawsuit or administrative proceeding filed against Buyer prior to the end of such Survival Period shall always be timely if Buyer gives Seller notice thereof within ten (10) business days after being served therewith).

         (c) With respect to any Environmental Liability for which Seller may be responsible, whether or not the Available Deductible Amount has been reduced to zero, and which requires corrective, remedial, or other actions necessary

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
                 to respond to, remove, or otherwise address any conditions that cause, contribute to, or are associated with such Environmental Liability, Buyer will implement and complete or cause to be implemented and completed all such corrective, remedial, or other actions in a reasonable and professional manner and will use its commercially reasonable efforts to
                 do so in a timely and cost-effective manner.   Seller shall
                 have the right to participate in the planning and design of any such corrective, remedial, or other actions by reviewing and commenting on a draft of any study, plan or report associated with such actions before the study, plan or report is submitted to the governmental authority. Seller shall re-view and comment on any draft study plan or report promptly. In planning and designing any such study, plan or report and in considering Seller's comments, suggestions and requests with respect thereto, Buyer shall give due consideration to the multiple goals of minimizing Environmental Liabilities (including the selection of remedies which reflect customary industry practices, are cost effective and consider all related business and time requirements), avoiding Environmental Liabilities and fully complying with all
                 Environmental Laws.   Buyer shall in good faith carefully
                 consider each comment, suggestion or request made by Seller with respect to the draft study, plan or report and will cooperate with Seller by meeting periodically, at the request
                 of Seller, to discuss any such study, plan or report.   Seller
                 shall maintain in confidence all information provided by Buyer at any such meeting except to the extent such information is otherwise available to the general public or is information Seller is legally required to disclose, in which event Seller shall give Buyer notice of such requirement and discuss same
                 with Buyer.   In addition, Buyer shall provide Seller copies
                 of all reports, plans and correspondence submitted to any governmental authority with respect to such actions. Further, Buyer shall provide Seller three (3) days' notice (or shall provide Seller notice as soon as practical if three (3) days notice is not practical) of any formal meetings with, hearings before, or other formal sessions with any governmental authority which are expected to result in decisions regarding actions to be required by the governmental authority that concern Environmental Liabilities for which Seller may be responsible and will not object to Seller's participation in
                 such meetings or hearings.   Buyer shall have final authority
                 to make all decisions concerning any actions taken in connection with an Environmental Liability and no action taken by Buyer in the exercise of its good faith business judgement shall limit the obligations of Seller under this Section 11.06.

         (d) Buyer agrees that its sole remedy for Environmental Liabilities that result from, arise out of, or are attributable to the Assets will be pursuant to this Section 11.06, and Buyer hereby releases, waives, and disclaims any and all rights of contribution, indemnification, or other means of recovery from Seller under Environmental Laws, including, without limitation, CERCLA.

11.07    DETERMINATION OF LOSSES.   A claim for a loss or Environmental
         Liability will be recoverable only to the extent of Losses and Environmental Liabilities actually incurred

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
         or paid by the Indemnified Party.   Without limiting the foregoing,
         the Parties shall make appropriate adjustments for insurance recoveries actually received (net of all costs and expenses incurred in connection with such recoveries) and tax benefits or obligations realized from non-Affiliates in determining Losses and Environmental
         Liabilities for purposes of this Article 11 or Article 13.   All
         indemnification payments under this Article 11 shall be deemed adjustments to the Purchase Price; provided, however, such indemnification payments shall not be limited to the amount of the Purchase Price.

11.08    EFFECT OF INDEMNIFICATION PROVISIONS.   The Parties acknowledge and
         agree that the foregoing indemnification provisions in this Article 11 and in Article 13 shall, following the Closing hereof, be the exclusive remedy of either Party for any breach of the representations and warranties in Article 4 hereof; provided that, the foregoing shall not limit the Parties' obligations for any breach of a covenant or
         agreement contained in any Article other than Article 4.   If a claim
         for payment of a liquidated amount covered by a Party's indemnification obligations under this Agreement is made in accordance with the terms of this Agreement and is not paid within sixty (60) days after such claim is received by the Party responsible for paying the same, the liquidated amount of such claim shall bear interest at the Agreed Rate from the date such claim was received until paid.

11.09    NEGLIGENCE, ETC.   IT IS EXPRESSLY AGREED THAT SELLER'S AND BUYER'S
         RESPECTIVE INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 11, ARTICLE 13, OR UNDER ANY OTHER ARTICLE OF THIS AGREEMENT INCLUDE, WITHOUT LIMITATION, LOSSES AND ENVIRONMENTAL LIABILITIES, IF ANY, BASED ON NEGLIGENCE, ALLEGED NEGLIGENCE, GROSS NEGLIGENCE OR ALLEGED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR BUYER, AND THEIR RESPECTIVE AFFILIATES, AND EACH OF THE RESPECTIVE CURRENT OR FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, STOCKHOLDERS AND CONTROLLING PERSONS OF ANY OF THE FOREGOING.

                                   ARTICLE 12
                                  TERMINATION

12.01    TERMINATION OF AGREEMENT.   The Parties may terminate this Agreement
         at any time prior to the Closing as provided below:

         (a)     by mutual written consent; or

         (b) in the event the Closing shall not occur on or before May 31, 1998, either Buyer or Seller may terminate this Agreement by giving written notice thereof to the other Party on or after May 31, 1998, and prior to Closing (unless the failure to close results primarily from the Party that elects to terminate itself breaching any covenant, representation or warranty).

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
12.02   EFFECT OF TERMINATION.   If a Party terminates this Agreement
        pursuant to Article 12.01 above, subject to Article 3.02, such termination shall be the exclusive remedy for the breach by the other Party of any representations or warranties hereunder and all rights and obligations of the Parties hereunder shall terminate without any liability or responsibility of a Party to the other Party (except for application of the Earnest Money Deposit pursuant to Article 3.02 and any liability of a Seller for breach of its covenants or agreements hereunder); provided, however, that the provisions of Article 15 shall survive termination.

                                   ARTICLE 13
                             POST CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

13.01    SELLER'S OBLIGATIONS.

         (a)     RECORDS.   As soon as practicable after  Closing or, if
                 applicable, the termination of the Transition Agreement, Seller shall deliver to Buyer, at Buyer's offices in Denver,
                 Colorado, all Records.   Seller shall be entitled to retain,
                 or to obtain from Buyer at Seller's cost, one copy of all such information for its records as may be reasonably necessary for Seller to address matters relative to ownership and operation of the Assets, including, without limitation, the preparation of accounting and financial information, the filing of tax returns and the pursuing or defending of litigation.

         (b) SUSPENSE FUNDS. Also as soon as practicable after Closing, Seller shall provide Buyer with a list showing all proceeds from production attributable to the Assets which are currently held in suspense and transfer to Buyer all such proceeds. Buyer shall be responsible for distribution of such proceeds to the parties lawfully entitled thereto, and agrees to indemnify, defend and hold harmless Seller from and against any and all claims, liabilities and Losses, arising out of or relating to such proceeds.

         (c)     RESPONSIBILITY FOR LITIGATION.   FROM AND AFTER THE EFFECTIVE
                 DATE, BUYER AGREES TO ASSUME AND TO INDEMNIFY AND HOLD HARMLESS SELLER, SELLER'S AFFILIATES, EACH OF THE RESPECTIVE CURRENT, FORMER, AND FUTURE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS OF ANY OF THE FOREGOING, AND EACH OF THE SUCCESSORS, ASSIGNS, HEIRS, AND EXECUTORS OF ANY OF THE FOREGOING FROM AND AGAINST THE ENTIRETY OF ANY LOSSES RESULTING FROM, ARISING OUT OF, OR ATTRIBUTABLE TO THE LITIGATION INSOFAR AS THE LITIGATION RELATES TO OR AFFECTS THE ASSETS (OTHER THAN SELLER'S ATTORNEYS' FEES AND EXPENSES AND COST OF INVESTIGATING, PREPARING OR DEFENDING THE LITIGATION).

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
13.02    BUYER'S OBLIGATIONS.

         (a)     RECORDING.   Within thirty (30) days following Closing, Buyer
                 shall record those Conveyance Documents necessary to evidence on the public record that Buyer has acquired the Assets and within a reasonable time thereafter, Buyer shall supply Seller with a true and accurate photocopy of the recorded and filed
                 Conveyance Documents.   In the event Buyer fails to record any
                 such Conveyance Document within such time period, Seller may, but shall not be obligated to, record such Conveyance Document on Buyer's behalf and at Buyer's cost (for which Buyer shall immediately reimburse Seller upon demand).

         (b) REMOVAL OF NAMES. As soon as reasonably practicable after the Closing, Buyer shall cause to be removed the names and marks of Seller and any variations and derivations thereof and logos relating thereto from all of the Assets, and will not thereafter make any use whatsoever of such names, marks, and logos; provided, however, that Buyer shall have no obligation to remove such names or marks from any lease site or well until such time as such names or marks are removed in the
                 ordinary course of Buyer's business.   Buyer shall indemnify
                 Seller for any Losses it suffers as a result of Buyer's non-removal of such names or marks after the Closing.

         (c) RIGHT TO USE RECORDS. Seller reserves the right to use any of the Records transferred to Buyer hereunder and Buyer agrees to cooperate with Seller in granting reasonable access to such Records, subject to Seller entering into a reasonable confidentiality agreement.

         (d)     RESPONSIBILITY FOR ASSUMED LIABILITIES.   FROM AND AFTER THE
                 CLOSING DATE, BUYER AGREES TO ASSUME ALL RESPONSIBILITY AND LIABILITY FOR AND TO INDEMNIFY AND HOLD HARMLESS SELLER, SELLER'S AFFILIATES, EACH OF THE RESPECTIVE CURRENT, FORMER, AND FUTURE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS OF ANY OF THE FOREGOING, AND EACH OF THE SUCCESSORS, ASSIGNS, HEIRS, AND EXECUTORS OF ANY OF THE FOREGOING FROM AND AGAINST THE
                 ASSUMED LIABILITIES.   WITHOUT LIMITING ARTICLE 13.01(c) OR
                 BUYER'S RESPONSIBILITY FOR THE ASSUMED LIABILITIES, NOTHING HEREIN SHALL GIVE BUYER ANY RIGHTS OR OBLIGATIONS IN RESPECT OF THE DEFENSE OF THE LITIGATION, IT BEING EXPRESSLY UNDERSTOOD THAT SELLER SHALL BE RESPONSIBLE FOR SUCH DEFENSE IN THE EXERCISE OF ITS SOLE DISCRETION.

         (e)     RIGHTS TO THIRD PARTY CLAIMS.
                 Effective as of the Closing Date, Seller hereby assigns to Buyer all claims of Seller for any (i) overcharges or improper charges by any third party prior to the Effective Date relating to the Assets; (ii) misappropriation or conversion by any third party prior to the Effective Date of any oil, gas or other hydrocarbons produced from or equipment or other personal property relating

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
                 to the Assets; (iii) underpayments by any third party prior to the Effective Date of amounts due to Seller in respect of the Assets; (iv) errors or omissions of any third party prior to the Effective Date in respect of the Assets; and (v) gas imbalances, being both over and under production relating to the Wells, including, without limitation, the imbalances reflected on Exhibit "F", attached hereto. Seller's assignment of claims will not include (i) outstanding accounts receivable which are not overdue by more than six (6) months as of the Effective Date; (ii) any claims pertaining to Seller's fee mineral title or royalty interests; (iii) claims for amounts which offset amounts owed by Seller in respect of the same matter; (iv) claims arising from or attributable to
                 the Litigation; and (v) claims relating to taxes.   Buyer
                 agrees to indemnify and hold harmless Seller, Seller's affiliates, each of the respective current, former, and future directors, officers, employees, and agents of any of the foregoing, and each of the successors, assigns, heirs, and executors of the foregoing from any and all Losses resulting from or attributable to Buyer's exercise of the assigned rights. Seller shall execute such further documents as Buyer may request and which are reasonably necessary to confirm Seller's assignment of rights to Buyer.


                                   ARTICLE 14
                               EFFECT OF CLOSING

The following terms, provisions and prorations shall be effective at the
Closing:

         (a)     REVENUES.   All proceeds from production, accounts
                 receivables, notes receivables, income, revenues, monies and other items attributable to the Assets with respect to any period of time prior to the Effective Date shall belong to and
                 be retained by or paid over to Seller.   Except as provided in
                 Article 13.02(e), all proceeds from production, accounts receivables, notes receivables, income, revenues, monies and other items attributable to the Assets with respect to any period of time from and after the Effective Date shall belong to and be retained by or paid over to Buyer, except for Hydrocarbons that, at the Effective Date, are attributable to the Assets and are in storage or are otherwise held in inventory and all proceeds attributable thereto.

         (b)     EXPENSES.   All costs, expenses, accounts payable and accrued
                 liabilities attributable to the Assets with respect to any period of time prior to the Effective Date, shall be the obligation of and paid by Seller, and all necessary reports with respect to such costs and expenses shall be filed by Seller. All costs, expenses, accounts payable and accrued liabilities attributable to the Assets with respect to any period of time from and after the Effective Date shall be the obligation of and be paid by Buyer.

         (c)     AD VALOREM AND PROPERTY TAXES.   All ad valorem taxes, real
                 property taxes, personal property taxes and similar obligations shall be apportioned as of the

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
                 Effective Date between Buyer and Seller.   All such taxes
                 allocable to the period prior to the Effective Date shall be paid by Seller, and all such taxes allocable to the period after the Effective Date and after shall be paid by Buyer.
                 Any refunds of taxes allocable to periods prior to the
                 Effective Date shall be the property of Seller.   Seller shall
                 pay ad valorem taxes for 1998 based on 1997 production. Buyer shall file or cause to be filed all required reports and returns incident to such taxes which relate to any period ending after the Effective Date, and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns, subject to Buyer's right to require Seller to pay any portion thereof relating to a period prior to the Effective Date under Article 14(g).

         (d)     SALES TAXES, FILING FEES, ETC.   Buyer shall be liable for any
                 sales taxes or other transfer taxes, as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale of the Assets. If Seller is required by applicable state law to report and pay these taxes or fees, Buyer shall promptly deliver a check to Seller in full payment thereof.

         (e)     OTHER TAXES.   All production, severance or excise taxes,
                 conservation fees and other similar such taxes or fees (other than income taxes) relating to production attributable to the Assets prior to the Effective Date shall be paid by Seller and all such taxes and fees relating to such production attributable to the Assets on and after the Effective Date shall be paid by Buyer.

         (f)     DELIBERATELY OMITTED.

         (g)     PAYMENTS; SHARED OBLIGATIONS.   If amounts are received by
                 either Party hereto which, under the terms of this Article 14 belong to the other Party, such amount shall immediately be
                 paid over to the proper Party.   If an invoice or other
                 evidence of an obligation is received which under the terms of this Article 14 is partially the obligation of Seller and partially the obligation of Buyer, then the Parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee.

         (h)     POST-CLOSING ADJUSTMENTS.   As soon as practicable after
                 Closing (and in no event more than ninety (90) days thereafter), Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (herein called the "Final Settlement Statement"), setting forth each adjustment or payment that was not finally determined as of the Closing or in accordance with Article 14(g), above, and showing the
                 calculation of such adjustments.   As soon as practicable
                 after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement.
                 The Parties shall undertake to agree with respect to the amounts due pursuant to such post-Closing adjustment no later than ninety (90) days after Buyer's

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
                 receipt of the Final Settlement Statement. The date upon which such agreement is reached or upon which the Purchase Price is finally established, shall be herein called the "Final Settlement Date." In the event that the Purchase Price as finally established (i) is more than the Closing Payment, Buyer shall pay Seller or to Seller's account (as designated by Seller) in immediately available federal funds the amount of such difference; or (ii) is less than the Closing Payment, Seller shall pay Buyer or to Buyer's account (as designated by Buyer) in immediately available federal funds the amount of
                 such difference.   Payment by Buyer or Seller shall be made
                 within five days after the Final Settlement Date.   In the
                 event that the Seller and Buyer are unable to agree upon the Final Settlement Statement within ninety (90) days after Buyer's receipt of same, Buyer shall select one of Coopers & Lybrand, Deloitte and Touche or Price Waterhouse to audit the Seller's Final Settlement Statement and determine the final Purchase Price. If the accounting firm so selected is unwilling or unable to serve for any reason, then Buyer shall select one of the other above-listed accounting firms to conduct such audit. The decision of the independent accounting firm that conducts the audit shall be binding on Buyer and Seller, and the fees and expenses of such independent accounting firm shall be borne one-half each by
                 Buyer and Seller.   Within five (5) days after the decision of
                 the independent accounting firm, Buyer or Seller, as the case may be, shall promptly make a cash payment to the other equal to the amount, if any, found due by the independent accounting firm.

         (i)     PROCESS SAFETY MANAGEMENT.   Buyer recognizes and acknowledges
                 that Process Safety Management of Highly Hazardous Chemicals; Explosives and Blasting Agents (i.e., 29 CFR 1910) (collectively "Process Safety Management") with respect to the
                 Assets is an ongoing process.   Consistent herewith, Buyer
                 agrees to assume any and all obligations (including the identification, evaluation and remediation) associated with Process Safety Management as of the Closing Date and shall not be entitled to claim the fact that Process Safety Management is not complete or that additional cost will be required to complete the Process Safety Management process as an Alleged Title Defect, breach of Seller's representations and warranties or breach of Seller's indemnity obligation under this Agreement.

         (j)     PERMITTED ENCUMBRANCE.   The fact that a debt or obligation is
                 secured by a Permitted Encumbrance shall not affect the respective obligations of the Parties under this Agreement to pay or perform such debt or obligation.

                                   ARTICLE 15
                           CONFIDENTIALITY AGREEMENT

Each Party, its Affiliates and its and their directors, officers, employees, agents, representatives, consultants, investors and lenders, agree to keep the terms and conditions of this Agreement and all proprietary and confidential information exchanged between Buyer and Seller in connection with this Agreement, confidential, and to not disclose the existence

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
of this Agreement for a period not to exceed one year from the Closing Date, without the prior written consent of the other Party, which consent may be
withheld at either Party's sole discretion.   The foregoing restriction shall
not apply to disclosures and information which (i) are required to comply with applicable statutes and regulations; (ii) are required to enforce this Agreement; (iii) are required to satisfy Transfer Requirements or Preference Rights; (iv) are required to obtain financing related to the transactions contemplated hereby; (v) enter the public domain through a third party who does not thereby breach an obligation of confidentiality; or (vi) are made in association with press releases issued in accordance with Article 19.01 hereof.

                                   ARTICLE 16
                                    CLOSING

16.01    SELLER'S CLOSING OBLIGATIONS.   At Closing, Seller shall deliver or
         cause to be delivered to Buyer the Conveyance Documents.

16.02    BUYER'S CLOSING OBLIGATIONS.   At Closing, Buyer shall tender to
         Seller the Closing Payment by wire transfer in immediately available funds.

                                   ARTICLE 17
                         CASUALTY LOSS AND CONDEMNATION

If, prior to the Closing Date, all or any portion of the Assets are destroyed by fire or other casualty or are taken in condemnation or under right of eminent domain or proceedings for such purpose are pending or threatened in writing, Buyer may elect (i) to treat such destruction, taking or pending or threatened taking as a Title Defect pursuant to Article 6 hereof, in which case Seller shall retain any amounts that have been or will be paid to it by third parties (including insurers) by reason of such destruction or taking; or (ii) to purchase such Assets or portions thereof notwithstanding any such destruction, taking or pending or threatened taking (without reduction in the Preliminary Pur- chase Price with respect thereto), in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties (including insurers) by reason of the destruction or taking of such Assets, and shall assign, transfer and set over unto Buyer all of Seller's right, title and interest in and to any unpaid awards or other amounts due from third parties (including insurers) arising out of the destruction, taking or pending or
threatened taking of such Assets or portions thereof.   Prior to Closing,
Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction, taking or pending or threatened taking as to the Assets or portions thereof without first obtaining the written consent of Buyer.

                                   ARTICLE 18
                          PURCHASE RIGHTS AND CONSENTS

18.01    PURCHASE RIGHTS.   Following execution of this Agreement by the
         Parties, Seller shall send to each third party holding a Preference Right, a notice offering to sell to such holders, in accordance with the provisions of the agreement applicable to such Preference Right, the Asset covered by such Preference Right on substantially the

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
         same terms hereof and for the value allocated by Buyer to such an
         Asset on Exhibit "C".   If a third party who has been offered an
         interest in an Asset pursuant to a Preference Right makes a timely election prior to Closing to purchase all or part of such Asset pursuant to the aforesaid offer and Seller receives written notice of such election at least two days prior to the Closing Date, the Asset or part thereof so affected will be eliminated from the Assets and (i) if all of such Asset is affected by the Preference Right, then the Preliminary Purchase Price shall be reduced by the value of such Asset set forth on Exhibit "C", or (ii) if only an interest in such Asset is affected by the Preference Right, then the Preliminary Purchase Price shall be reduced by the value of such interest determined in accordance with the method set forth in Article 6.02(d) as if such
         interest failed on account of a Title Defect.   If such third party
         has not made its election prior to Closing and the time to make such election has not yet expired, the Asset or interest therein affected shall be retained by Seller and the Preliminary Purchase Price shall be reduced by (i) the value of such Asset set forth on Exhibit "C" if all of such Asset is affected by such Preferential Right or, (ii) if only an interest in the Asset is so affected, by the value of such interest determined in accordance with the method set forth in Article
         6.02(d).   If the third party elects to purchase such Asset or
         interest therein in accordance with its Preference Right following Closing, Seller shall convey such Asset or interest therein to such third party and shall retain the proceeds from such sale and thereafter such Asset shall be deemed to be an Excluded Asset for purposes of this Agreement; if the third party elects to waive its right to purchase or the time to make such election expires, Seller shall convey such Asset or portion thereof to Buyer and Buyer shall pay Seller the amount of the reduction in the Preliminary Purchase
         Price with respect thereto.   Buyer agrees to indemnify and hold
         Seller free and harmless from and against all Losses arising out of or related to the value of an Asset or the Assets set forth in Exhibit "C" with respect to a Preference Right.

18.02    CONSENTS.   Seller will notify third parties that have Transfer
         Requirements in order to comply with or attempt to obtain waivers of such Transfer Requirements, except with respect to any Transfer
         Requirements described in Article 18.03.   If any Transfer Requirement
         is not obtained, complied with or otherwise satisfied prior to the Closing Date, any Asset or interest therein affected by such Transfer Requirement shall, at the option of Buyer, be retained by Seller and the Preliminary Purchase Price shall be reduced by (i) the value of the Asset set forth on Exhibit "C" if all of such Asset is affected by such Transfer Requirement or, (ii) if only an interest in the Asset is so affected, by the value of such interest determined in accordance
         with the method set forth in Article 6.02(d).   If such Transfer
         Requirement is obtained, complied with or otherwise satisfied following Closing, Seller shall convey such Asset or portion thereof to Buyer and Buyer shall pay Seller the amount of the reduction in the Preliminary Purchase Price with respect thereto; otherwise, such Asset shall be deemed to be an Excluded Asset for purposes of this Agreement.

18.03    GOVERNMENTAL CONSENTS.   At the Closing, Seller shall execute and
         deliver to Buyer such assignment of federal, state and Indian leases as require consent to assignment, on the forms required by the governmental or tribal agency having jurisdiction thereof.

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
         Buyer shall promptly file for and obtain the necessary approvals for
         such assignments.   Until such approvals are obtained, Seller shall
         continue to hold governmental title to such leases as nominee for Buyer.

                                   ARTICLE 19
                                 MISCELLANEOUS

19.01    PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.   Neither Party shall issue
         any press release or make any public an- nouncement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

19.02    ENTIRE AGREEMENT.   This Agreement (including the documents referred
         to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

19.03    SUCCESSION AND ASSIGNMENT.   This Agreement shall be binding upon and
         inure to the benefit of the Parties and their respective successors
         and permitted assigns.   Neither Party may assign either this
         Agreement or any of its rights, interests, or obligations hereunder, prior to Closing, without the prior written approval of the other
         Party.   If either Party assigns all or part of its rights or
         delegates all or part of its obligations under this Agreement to one or more third parties, it shall nevertheless remain responsible for the implementation and enforcement of the remedies provided herein and for the discharge and performance of the obligations provided herein.

19.04    COUNTERPARTS.   This Agreement may be executed in one or more
         counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

19.05    HEADINGS.   The section headings contained in this Agreement are
         inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

19.06    GOVERNING LAW.   This Agreement shall be governed by and construed in
         accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

ASSET PURCHASE AND SALE AGREEMENT                                      PAGE 40

19.07    LEGAL FEES.   The prevailing party in any legal proceeding brought
         under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorney's fees from the nonprevailing party.

19.08    EXHIBITS.   All exhibits and schedules hereto which are referred to
         herein are hereby made a part hereof and incorporated herein by such reference.

19.09    WAIVER.   Any of the terms, provisions, covenants, representations,
         warranties or conditions hereof may be waived only by written
         instrument executed by the Party waiving the compliance.   The failure
         of either Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party's right to
         enforce the same.   No waiver by either Party of any condition or of
         the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

19.10    FURTHER ASSURANCES.   After the Closing, each of the Parties will
         execute, acknowledge, and deliver to the other such further instruments, and take such other actions, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered, or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

19.11    RESIGNATION AS OPERATOR, ETC.   Within a reasonable period of time
         following the Closing, Seller shall execute and deliver to Buyer appropriate letters resigning as the Operator of any of the Assets that Seller is operating and other appropriate documents concerning
         transfer of operations.   Buyer acknowledges and agrees that Seller
         cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communitization, operating or other agreements which control the appointment of a successor operator; provided, however, that Seller agrees to use its reasonable best efforts to assist Buyer in becoming successor operator.

19.12    NOTICES.   All notices, requests, demands, claims and other
         communications hereunder will be in writing.   Any notice given by fax
         transmittal shall be deemed given upon confirmation of transmission of the fax, provided that any attachments referenced in the notice are also sent via fax at the same time; however, a party giving notice by fax transmittal shall also send a hard copy of the notice, and any attachments referenced therein, promptly by regular mail unless a
         different type of mailing is required by this Agreement.   Any notice,
         request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

ASSET PURCHASE AND SALE AGREEMENT                                      PAGE 41

                 IF TO SELLER:                         IF TO BUYER:

         Union Pacific Oil & Gas Company        United States Exploration, Inc.
         801 Cherry Street                      1560 Broadway, Suite 1900
         Fort Worth, Texas 76102                Denver, Colorado 80202
         Attention:  J.  F.  Carroll            Attention: Bruce D.  Benson
          Manager, Divestitures                  Chairman, CEO, President
         Telephone:       (817) 877-7718        Telephone: (303) 863-3550
         Fax:             (817) 877-6093        Fax:  (303) 863-1932

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until
         it actually is received by the intended recipient.   Any Party may
         change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

19.13    DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.   Except as expressly
         set forth in this Agreement and in Conveyance Documents delivered pursuant to Article 16.01, the Parties hereto make no, and disclaim any, representation or warranty whatsoever, whether express or
         implied.   Each Party hereto disclaims all liability and
         responsibility for any other representation, warranty, statement, or communication (orally or in writing) to the other Party (including, but not limited to, any information contained in any opinion, information, or advice that may have been provided to any such Party by any officer, stockholder, director, employee, agent, consultant, representative, engineer, engineering firm or contractor of such disclaiming Party or its Affiliates, wherever and however made). Without limiting the generality of the foregoing, Seller makes no representation or warranty as to (a) the amount, value, quality, or deliverability of petroleum, natural gas, or other reserves attributable to the Assets or any portion thereof, or (b) any geological, engineering, or other interpretations or economic
         evaluations.   EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 4.01(g), ALL
         TANGIBLE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND APPURTENANCES CONSTITUTING A PART OF THE ASSETS ARE SOLD AS IS, WHERE IS, AND SELLER MAKES NO, AND DISCLAIMS ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AS TO (i) MERCHANTABILITY, (ii) FITNESS FOR ANY PARTICULAR PUR- POSE,
         (iii) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND/OR (iv)
         CONDITION.   The Parties agree that the preceding disclaimers of
         warranty are "conspicuous" disclaimers for purposes of any applicable law, rule, or order.

19.14    SEVERABILITY.   Any term or provision of this Agreement that is
         invalid or unenforceable in any situation and in any jurisdiction shall not affect the validity or enforceability of

ASSET PURCHASE AND SALE AGREEMENT                                      PAGE 42
         the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

19.15    TEXAS DECEPTIVE TRADE PRACTICES ACT WAIVER.   Buyer (a) represents and
         warrants to Seller that it (i) is acquiring the Assets for commercial or business use, (ii) has assets in excess of $500,000, (iii) has knowledge and experience in financial and business matters such that enable it to evaluate the merits and risks of the transactions contemplated by this Agreement and is not in a significantly disparate bargaining position with respect to Seller, and (iv) is represented by legal counsel in this transaction; and (b) hereby unconditionally and irrevocably waives any and all rights or remedies it may have under the Deceptive Trade Practices - Consumer Protection Act of the State of Texas, Tex. Bus. & Com. Code Section 17.41 et seq., other than any of the provisions of Section 17.555 of such Act, if such Act would for any reason be deemed applicable to the transactions contemplated hereby.

19.16    NO THIRD-PARTY BENEFICIARIES.   This Agreement shall not confer any
         rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, and other persons given rights of indemnification hereunder.

19.17    CONSTRUCTION.   The Parties have participated jointly in the
         negotiating and drafting of this Agreement.   In the event ambiguity
         or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated
         thereunder, unless the contexts requires otherwise.   The word
         "including" shall mean including, without limitation.   If the date
         specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notices required to be given or any action taken expires on a date which is not a business day) then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a business day.

                                   ARTICLE 20
                               LIKE KIND EXCHANGE

20.      LIKE KIND EXCHANGE.    The Parties shall each have the option to
         complete all or a portion of the transactions contemplated by this Agreement as part of a like kind deferred exchange under Section 1031 of the Internal Revue Code of 1986, as amended (like kind exchange). The Parties agree to cooperate in documenting and completing such exchange, including, without limitation, consenting to an assignment of all or a portion of a Party's rights, title, interest, duties or obligations under this Agreement to a third party accommodator or a qualified intermediary; provided, however, that neither party shall incur any additional costs, obligations, or liability of any kind by reason of the other Party's exercise of this option.

ASSET PURCHASE AND SALE AGREEMENT                                      PAGE 43

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER'S                                  SELLER:
TAX ID NO.  73-0739973
                                          UNION PACIFIC RESOURCES COMPANY



                                          By:    /s/ Joseph F. Carroll
                                            ---------------------------------
                                                  Joseph F.  Carroll
                                                  Attorney-in-Fact


BUYER'S                                   BUYER:
TAX ID NO.  84-1120323
                                          UNITED STATES EXPLORATION, INC.



                                          By:     /s/ Bruce D. Benson
                                                  ----------------------------
                                                  Bruce D. Benson
                                                  Chairman, CEO, President




ASSET PURCHASE AND SALE AGREEMENT                                      PAGE 44

                                    EXHIBITS


         "A"              Schedule of Wells

         "A-1"            Leases to be Assigned

         "A-2"            Leases to be Issued

         "B"              Schedule of Upside Locations

         "C"              Purchase Price Allocation

         "D-1"            Assignment, Bill of Sale and Conveyance

         "D-2"            Oil and Gas Lease

         "E"              Transition Agreement

         "F"              Gas Imbalances

         "G"              Pertinent Contracts

                                 EXHIBIT    "A"

                               Schedule of Wells

                         [List of wells to be acquired]

                                EXHIBIT    "A-1"

                             Leases to be Assigned

  [List of existing leases in which Seller is lessee to be assigned to Buyer]

                                EXHIBIT    "A-2"

                              Leases to be Issued

[List of fee mineral interests owned by Seller on which leases are to be issued to Buyer]

                                 EXHIBIT    "B"

                          Schedule of Upside Locations

               [List of upside locations to be acquired by Buyer]

                                 EXHIBIT    "C"

                           Purchase Price Allocation

              [Allocation of purchase price among wells acquired]

                                 EXHIBIT "D-1"

            Attached to and made a part of Asset Purchase Agreement,
                      dated April 9, 1998, by and between
                UNION PACIFIC RESOURCES COMPANY, as Seller, and
                   UNITED STATES EXPLORATION, INC., as Buyer.

                    ASSIGNMENT, BILL OF SALE AND CONVEYANCE

         THIS ASSIGNMENT, BILL OF SALE AND CONVEYANCE (the "Assignment") is executed by UNION PACIFIC RESOURCES COMPANY, a Delaware corporation, whose address is P. O. Box 7, Fort Worth, Texas 76101-0007 (hereinafter called "Assignor"), to UNITED STATES EXPLORATION, INC., a Colorado corporation, whose address is 1560 Broadway, Suite 1960, Denver, Colorado 80202 (hereinafter called "Assignee"), dated effective at 7:00 a.m., local time, on January 1, 1998 (hereinafter called the "Effective Date"). Assignor and Assignee are sometimes referred to collectively as the "Parties" or each individually as a "Party". Capitalized terms used but not otherwise defined herein shall have the meanings set forth in that certain Asset Purchase and Sale Agreement, dated April 9, 1998, (the "Agreement"), by and between Assignor and Assignee.

                                    ARTICLE I
                            CONVEYANCE OF PROPERTIES

         Assignor, for Ten and No/00 Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee, the receipt and sufficiency of which is hereby acknowledged and confessed, by these presents does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER AND DELIVER unto Assignee all of Assignor's right, title and interest in and to the following described properties (except to the extent constituting Excluded Assets, as herein defined):

         (I) The wells for the production of crude oil, natural gas, casinghead gas, coalbed methane, condensate, helium, sulphur, SO2, CO2, natural gas liquids and other gaseous and liquid hydrocarbons or any combination thereof (all such substances are collectively referred to as"Hydrocarbons"), which are listed in Exhibit "A" hereto (the "Wells");

         (ii) The oil and gas leases or oil, gas and mineral leases described on Exhibit "A-1" hereto (the "Leases") and all of the lands covered by the Leases (the "Lands");

         (iii) All unitization, communitization, pooling agreements, working interest units created by operating agreements, and orders covering the Lands, and/or lands pooled or unitized therewith, or any portion thereof, and the units and pooled or communitized areas created thereby (the "Units");

         (iv) all of the tangible personal property, tools, machinery, materials, pipelines, gas plants, gathering systems, equipment, fixtures and improvements, which are incident or attributable to the Wells, Leases, Lands and/or Units, or with the production, treatment, sale or disposal of Hydrocarbon or water produced therefrom or attributable thereto, on the Effective Date, less any Equipment sold in the ordinary course of business since that date and replaced with equipment of comparable or better value and utility, and plus such replacement equipment (the "Equipment");

         (v) All of the licenses, permits, contracts, agreements and other instruments owned by Assignor (other than bonds posted by Assignor) which concern and relate to any of the Wells, Leases, Lands, and/or Equipment, INSOFAR AND ONLY INSOFAR as same concern or relate to the Wells, Leases, Lands, and/or Equipment, or the operation thereof; including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights of way; easements; licenses; servitudes; estates; surface leases; farmin and farmout agreements; division orders and transfer orders; bottomhole agreements; dry hole agreements; area-of-mutual-interest agreements; salt water disposal agreements; acreage contribution agreements; operating agreements; balancing agreements; unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of Hydrocarbons; and all other contracts and agreements related to the Wells, Leases, Lands, and/or Equipment;

         (vi) All Records, and to the extent transferable, all other contract rights, intangible rights (excluding Assignor's trademarks and service marks), inchoate rights, chooses in action, rights under warranties made by prior owners, manufacturers, vendors or other third parties, and rights accruing under applicable statutes of limitation or prescription, attributable to the Assets; and

         (vii) All payments, and rights to receive payments, with respect to the ownership of the production of Hydrocarbons from or the conduct of operations on the Assets and the interest to be conveyed to Assignee hereunder accruing after the Effective Date.

         Assignor hereby EXCEPTS and RESERVES from this Assignment in favor of itself, its successors and assigns, forever, the following rights, titles and interests (collectively, the "Excluded Assets"), unless otherwise provided for in the Agreement:

         (I) All cash, deposits, checks, funds, accounts receivable, notes receivable, or similar items attributable to the Assets with respect to any period of time prior to the Effective Date, except for those funds in suspense accounts to be delivered to Assignee pursuant to the Agreement;

         (ii) All Hydrocarbon production from or attributable to the Assets with respect to all periods prior to the Effective Date and all proceeds attributable thereto, and all Hydrocarbons that, at the Effective Date, are owned by Assignor and are above pipeline connection and in storage or otherwise held in inventory and all proceeds attributable thereto;

         (iii) All fee mineral interests and fee royalty interests owned by Assignor;

         (iv) Assets conveyed to third parties pursuant to Preference Rights or retained by Seller because of the failure to obtain, comply with or otherwise satisfy a Transfer Requirement;

         (v) For each Lease assigned hereunder, there is reserved to Assignor an overriding royalty equal to the excess, if any, of 17.5% of 8/8ths of production from such Lease over the aggregate burdens of record. In no event shall any overriding royalty reserved by Assignor herein cause the net revenue interest under a lease to be less than 82.5%. The overriding royalty reserved hereby:

                  a. Shall be free and clear of all costs of production, but shall bear its share of taxes applicable to said interest and the production therefrom;

                  b. Shall be payable out of and only out of the oil and gas produced, saved and marketed, pursuant to the terms and provisions of the leases described in Exhibit "A-1";

                  c. Shall not, in any event, be paid or accrued upon any oil, gas, casinghead gas, and associated hydrocarbons used for operating, development, or production purposes benefitting the lands described on Exhibit "A-1", or unavoidably lost; and no overriding royalty shall be paid upon gas or casinghead gas used for repressuring or recycling operations or pressure maintenance operations benefitting said lands until such gas or casinghead gas is sold;

                  d. Shall bear its proportionate share of actual incurred arm's length transportation, separation, dehydration, compression, gathering, treating, third party marketing, processing costs and any other such costs required to make the oil, gas, casinghead gas, and associated hydrocarbons marketable; and

                  e. Shall be reduced proportionately if any oil and gas lease described on Exhibit "A-1" covers less than the full mineral estate and if Assignor conveys less than the entire leasehold interest therein; and

         (vi) All geophysical, seismic and other technical data and interpretations.

         The rights, titles and interests granted, bargained, sold, conveyed, assigned, transferred, set over and delivered pursuant to this Article I are herein collectively called the "Assets".

         TO HAVE AND TO HOLD the Assets unto Assignee, its successors and assigns, forever.

                                   ARTICLE II
                  DISCLAIMER OF REPRESENTATIONS AND WARRANTIES;
                             PERMITTED ENCUMBRANCES

EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, THE ASSETS ARE ASSIGNED AND CONVEYED TO ASSIGNEE WITHOUT ANY WARRANTY OF TITLE, EITHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, EXCEPT THAT ASSIGNOR HEREBY WARRANTS GOOD AND DEFENSIBLE TITLE (AS DEFINED IN THE AGREEMENT) TO THE ASSETS AGAINST ANY PERSONS OR PARTIES CLAIMING TITLE BY, THROUGH OR UNDER ASSIGNOR; PROVIDED, HOWEVER, THIS ASSIGNMENT IS MADE WITH FULL SUBSTITUTION AND SUBROGATION OF THE ASSIGNEE, AND ALL PERSONS CLAIMING BY, THROUGH AND UNDER ASSIGNEE, IN AND TO ALL COVENANTS AND WARRANTIES BY THE ASSIGNOR'S PREDECESSORS IN TITLE, AND WITH FULL SUBROGATION OF ALL RIGHTS ACCRUING UNDER THE STATUTES OF LIMITATION OR PRESCRIPTION UNDER THE LAWS OF THE STATE IN WHICH THE ASSETS ARE LOCATED. EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, ALL PERSONAL PROPERTY, EQUIPMENT, FIXTURES, AND APPURTENANCES CONSTITUTING A PORTION OF THE ASSETS ARE ASSIGNED TO ASSIGNEE "AS IS, WHERE IS". WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AS TO (A) MERCHANTABILITY, (B) FITNESS FOR A PARTICULAR PURPOSE, (C) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND/OR (D) CONDITION, EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT.

                                   ARTICLE II
                                  MISCELLANEOUS

         Section 3.01. Successors and Assigns. All of the provisions hereof shall inure to the benefit of and be binding upon the respective successors and assigns of Assignor and Assignee. All references herein to either Assignor or Assignee shall include their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed to be effective as of the Effective Date.

                                    Assignor:
                                    UNION PACIFIC RESOURCES COMPANY


                                    By:
                                       ------------------------------------
                                                 Joseph F. Carroll
                                                  Attorney-in-Fact

                                    Assignee:
                                    UNITED STATES EXPLORATION, INC.



                                    By:
                                       ------------------------------------
                                                  Bruce D. Benson
                                                  Chairman, CEO, President

STATE OF TEXAS                      )
                                    )
COUNTY OF TARRANT                   )

         The foregoing instrument was acknowledged before me this 15th day of May, 1998, by Joseph F. Carroll, Attorney-in-Fact of UNION PACIFIC RESOURCES COMPANY, a Delaware corporation, on behalf of the corporation.

         Witness my hand and official seal.


                                             ---------------------------------
                                             Signature
         SEAL
                                             ---------------------------------
                                             Name (Print)
                                             My commission expires
                                                                  ------------



STATE OF                            )
         -----------                )
COUNTY OF                           )
         -----------

         The foregoing instrument was acknowledged before me this 15th day of May, 1998, by Bruce D. Benson, Chairman, CEO and President of UNITED STATES EXPLORATION, INC., a Colorado corporation, on behalf of the corporation.

         Witness my hand and official seal.


                                             ---------------------------------
                                             Signature
         SEAL
                                             ---------------------------------
                                             Name (Print)
                                             My commission expires
                                                                  ------------

                                 EXHIBIT "D-2"

ATTACHED TO AND MADE A PART OF ASSET PURCHASE AND SALE AGREEMENT, DATED APRIL 9, 1998, BY AND BETWEEN UNION PACIFIC RESOURCES COMPANY, AS SELLER, AND UNITED STATES EXPLORATION, INC., AS BUYER.

                               OIL AND GAS LEASE

        THIS LEASE made as of April 30, 1998, between UNION PACIFIC LAND RESOURCES CORPORATION, a corporation, whose address is P. O. Box 7, Fort Worth, Texas 76101-0007, as Lessor, and UNITED STATES EXPLORATION, INC., a corporation, whose address is 1560 Broadway, Suite 1900, Denver, Colorado 80202, as Lessee.

                              W I T N E S S E T H :

(1) Lessor, for good and valuable consideration, receipt of which is hereby acknowledged, and in consideration of the royalties herein provided and of the agreement of Lessee herein contained and subject to the limitations herein provided, grants, leases and lets unto Lessee for the purposes of investigating, exploring, prospecting, drilling and mining for and producing oil and gas [including, without limitation, nitrogen, carbon dioxide, hydrogen sulphide, helium, and other gaseous substances (except steam) and products associated therewith] and associated liquid hydrocarbons, and laying pipelines, building tanks, power stations, telephone lines and other structures thereon to produce, save, take care of, treat, refine, process, store, transport, own, sell and dispose of said oil, gas and associated liquid hydrocarbons, ONE HUNDRED PERCENT (100%) of Lessor's right, title and interest in and to the oil and gas in and under the leased premises described as follows:

                            INSERT LEGAL DESCRIPTION


For shut-in royalty payment purposes, the land included in this lease shall be deemed to contain __________________ acres, whether it actually comprises more or less.

(2) This is a paid-up lease and there shall be no requirement for Lessee to pay delay rentals.

(3) Subject to the other provisions herein contained, this lease shall be for a primary term which expires at twelve o'clock (12:00) noon, Central Time, on April 30, 2001, which term shall hereinafter be referred to as "the primary term", and as long thereafter as oil, gas, or associated liquid hydrocarbons or any of them are produced from the leased premises in paying quantities hereunder, or drilling or reworking operations are conducted thereon under the terms hereof.

(4) Subject to the right of election reserved to Lessor below to take its share of production in kind, the royalties to be paid by Lessee are SEVENTEEN AND ONE-HALF PERCENT (17.50%) of eight-eighths (8/8ths) of: (a) the greater of the market value at the well or the amount realized from the sale of oil and liquid petroleum products recovered at the well and (b) the market value at the well of gas sold, used off the leased premises or delivered to Lessee at the tailgate of the plant to which the gas is delivered, plus the market value of the products recovered when such gas is processed; provided that on gas sold at the well by Lessee in an arm's length transaction, the royalty shall be the same percentage of the amount realized from such sale. For avoidance of doubt, royalty is to be paid on all payments received by Lessee under or as a result of a gas purchase contract, including, but not limited to reservation charges and, subject to credit to Lessee when gas for which payment has been made earlier is eventually produced, take-or-pay or contract settlement proceeds and amounts paid for gas not taken. Lessee shall have free use of oil and gas from said land for operations on the leased premises, and the royalty on oil and gas shall be computed after deducting any production so used.

        The royalties payable under this lease shall be free and clear of costs or deductions for exploration, drilling, development, and production, including but not limited to, costs of marketing, dehydration, storage, compression, separation by mechanical means and stabilization of the hydrocarbons, but shall include gathering and transportation costs required to transport the gas to the plant. If Lessee treats and/or processes its gas in a natural gas plant (either on or off the leased premises), whether in Lessee's plant or in the plant of and under contract with a third party, Lessee shall treat and/or process or cause Lessor's gas to be treated and/or processed. In the event of any such treating and/or processing, Lessee shall be entitled to deduct from the value of the products recovered by the treating and/or processing of the gas, or if Lessor is taking its production in kind to charge Lessor for, the actual costs incurred by Lessee for such treating and/or processing, which costs shall include gathering or transportation costs required to transport the gas to the plant.

              If there is a gas well on the leased premises or on land pooled therewith capable of produc ing in paying quantities, but from which gas is not being sold, and in the absence of oil or other production from the leased premises or on land pooled therewith sufficient to maintain this lease in full force and effect, this lease shall be extended for a period of ninety (90) days from the date such well is or was shut-in, whereupon this lease shall terminate unless Lessee shall pay to Lessor as royalty, a sum equal to One Dollar ($1.00) per net acre covered by this lease, which payment shall be made to Lessor at P.O. Box 7, Fort Worth, Texas 76101-0007, ATTN: Manager, Land Administration, on or before the ninetieth (90th) day from and after the date on which such well is or was shut-in, and annually thereafter a similar payment may be made on or before the anniversary date on which such well was shut-in. If such payment, or payments, are timely made, it shall be considered that gas is being produced in paying quantities from the leased premises under all the terms and provisions of this lease (but only for so long as the well continues to be capable of producing in paying quantities); however, this lease may not be maintained by shut-in payments more than three (3) (cumulative) years during any five (5) year period.

        Lessee shall be obligated to use diligence to market gas capable of being produced in paying quantities from a shut-in well, but shall be under no obligation to market same under terms, conditions or circumstances which are unreasonable.

(5) Lessee may at any time execute and place of record a release or releases covering any portion or portions of the above described leased premises, furnishing a copy thereof to Lessor, and thereby surrender this lease as to such portion or portions and be relieved as to the acreage surrendered of all obligations not arising from activities of Lessee prior to said release. Upon the expiration of any portion of this lease, Lessee shall promptly record an appropriate, legally effective release or releases of said expired portion and provide Lessor a copy of the recorded instrument within ninety (90) days of said expiration.

(6) If Lessee is drilling a new well or reworking an old well at the expiration of the primary term, this lease shall continue in force as long as such drilling or reworking operations are prosecuted with no cessation of more than ninety (90) days, and if such drilling or reworking operations result in production of oil or gas or associated liquid hydrocarbons in paying quantities, then for so long thereafter as such production in paying quantities continues or this lease is otherwise maintained in full force and effect under the provisions hereof. If production on this lease ceases after the expiration of the primary term, this lease shall continue in force if drilling or reworking operations are commenced within sixty (60) days after such cessation of production; and if production is restored or new production is discovered as a result of any such drilling or reworking operations, conducted without cessation of more than ninety (90) days, this lease shall continue so long thereafter as production in paying quantities, or additional drilling or reworking operations are had without cessation of such production, drilling or reworking operations for more than ninety (90) consecutive days.

(7) At the expiration of the primary term, this lease shall terminate as to all land which is not located in a drillsite spacing unit (as hereinafter defined) in which there is a well on the leased premises or on land pooled therewith, producing oil or gas in paying quantities, or a shut-in gas well, and in any such producing drillsite spacing unit or units, this lease shall terminate as to those depths lying below the stratigraphic equivalent of the deepest producing horizon in each drillsite spacing unit of land. For purposes hereof, drillsite spacing unit is defined as the minimum amount of land included in the drilling and production unit established under then-existing rules established by the state or federal regulatory authority having jurisdiction for the then-productive formation of the well; if no unit or spacing rule exists, then drillsite spacing unit shall be defined as the eighty (80) acre tract surrounding an oil well or three hundred twenty (320) acre tract surrounding a gas well. If Lessee is engaged in actual drilling or reworking operations on the leased premises or land pooled therewith at the expiration of the primary term, this provision shall be suspended for so long as Lessee continues such drilling or reworking operations on the leased premises or land pooled therewith with no cessation of more than ninety (90) consecutive days between the completion or abandonment of such drilling or reworking operations on one (1) well, and the commencement of actual drilling or reworking operations on the next well; provided, further, that irrespective of any such continuous drilling or reworking operations, the termination of this lease as to non-producing land and depths shall not be suspended for more than five (5) years from the expiration of the primary term hereof. If the leased premises are included in a Federal Unit then for the purposes of this provision the references to land pooled with the leased premises shall include only that land which is included in an approved participating area.

(8) Lessee, at its option, is hereby given the right and power to pool or combine the leased premises or any portion thereof, as to oil and gas, or either of them, with any other land, lease or leases, when in Lessee's judgment it is necessary or advisable to do so in order to properly develop and operate the leased premises. Any such pooling shall be into a well unit or units not exceeding eighty (80) acres, plus an acreage tolerance of ten percent (10%), for oil, and not exceeding three hundred twenty (320) acres, plus an acreage tolerance of ten percent (10%), for gas, except that larger units may be created to conform to any spacing or well unit pattern that may be prescribed by state governmental authorities having jurisdiction. Lessee may pool or combine acreage covered by this lease, or any portion thereof, as above provided, as to oil or gas in any one or more strata, and oil units need not conform as to area with gas units. The pooling in one (1) or more instances shall not exhaust the right of the Lessee hereunder to pool this lease or portions thereof into other units. Lessee shall execute in writing and place of record an instrument or instruments identifying and describing the pooled acreage. In order to be effective, Lessee shall promptly furnish to Lessor a copy of the document pooling the acreage. The entire acreage so pooled into a unit shall be treated for all purposes, except the payment of royalties, as if it were included in this lease, and drilling and reworking operations thereon, and production of oil and gas therefrom, or the completion thereon of a well as a shut-in gas well, shall be considered for all purposes, except the payment of royalties, as if such operations were on, or such production were from, or such completion were on the leased premises, whether or not the well or wells be located on the leased premises. In lieu of the royalties elsewhere herein provided, Lessor shall receive from a unit so formed, only such portion of the royalty stipulated herein as the amount of its net mineral acres placed in the unit bears to the total acreage so pooled in the particular unit involved. Should any unit as originally created hereunder contain less than the maximum number of acres hereinabove specified, then Lessee may at any time thereafter, whether before or after production is obtained on the unit, enlarge such unit by adding additional acreage thereto, but the enlarged unit shall in no event exceed the acreage content hereinabove specified. In the event an existing unit is so enlarged, Lessee shall execute and place of record a supplemental declaration of pooling identifying and describing the land added to the existing unit; provided, that if such supplemental declaration of pooling is not filed until after production is obtained on the unit as originally created, then and in such event the supplemental declaration of pooling shall not become effective until the first day of the calendar month next following the filing thereof and the furnishing to Lessor of a copy of such supplemental declaration. In the absence of production, Lessee may terminate the unitized area by filing with Lessor and of record a notice of termination.

(9) Insofar as Lessor may grant such right, Lessee shall have the right at any time during the term of this lease or within six (6) months after the expiration of this lease to remove all property and fixtures placed by Lessee on the leased premises, including the right to draw and remove all casing.

(10) The rights of Lessor may be assigned in whole or in part. This lease may not be assigned by Lessee in whole or in part, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, taking into account such factors as the credit-worthiness and technical competence of the assignee and/or the proposed number of assignees. Consent shall also be deemed reasonably denied if Lessee refuses to accept responsibility for the performance of any of its successors in interest. Notwithstanding the foregoing, Lessee may pledge this Lease pursuant to a mortgage, credit agreement or other security document, and any pledgee of this Lease may acquire this Lease upon foreclosure or by sale or assignment in lieu of foreclosure, provided, however, that any assignment of this Lease by the pledgee following such acquisition shall be subject to the consent requirement set forth in this Section 10. Lessor shall have ten (10) days from receipt of Lessee's request for consent to assign pursuant hereto to respond. Lessor's failure to respond within such ten (10) days shall be deemed consent to assign as requested by Lessee. Any attempted assignment by Lessee of the rights arising under this lease without such consent shall be void and of no effect. No change in the ownership of the land, or any interest therein, shall be binding on Lessee or any purchaser of production hereunder, until Lessee shall be furnished with a certified copy of all recorded instruments, all court proceedings, and all other necessary evidence of any transfer, inheritance, or sale of said rights. Unless provided otherwise in Lessor's approval of an assignment to be made by Lessee, Lessee shall continue to be responsible to Lessor for all unpaid sums then due to Lessor and obligations under Section 16 below with respect to the assigned portion or portions having to do with activities conducted prior to the date of assignment. In addition, the assignment of this lease, in whole or in part, shall not be valid as to Lessor until Lessor shall have been furnished a true and correct certified copy of such assignment. No change or division in ownership of the land, shut-in payments, or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee.

(11) All express or implied covenants of this lease shall be subject to all applicable laws, orders, rules or regulations, and this lease shall not terminate, in whole or in part, nor shall Lessee be held liable in damages for failure to comply therewith, if compliance is prevented by, or if failure is the result of any applicable law, order, rule or regulation, or if prevented by an act of God, of the public enemy, or labor strikes.

(12) Lessee at its option may discharge any tax, mortgage, or other lien upon the leased premises, either in whole or in part, and in the event Lessee does so, it shall be subrogated to any lawful and enforceable rights of the prior creditor with the right to enforce same and apply shut-in payments and royalties accruing hereunder towards satisfying same. Except as provided in the immediately preceding sentence, Lessee shall not acquire or attempt to acquire, directly or indirectly, from any person other than Lessor, any rights or interests in the oil and gas estate in the leased premises or take any action inconsistent with or adverse to the ownership and quiet enjoyment by Lessor of its oil and gas estate in the leased premises. If Lessor owns an interest in the leased premises less than the entire fee simple estate, or if this lease covers less than Lessor's entire interest in the leased premises, then the shut-in payments and royalties to be paid Lessor shall be reduced proportionately. If any portion of the leased premises is included in a pooled unit, the amount of the shut-in royalty applicable to the Lessor's interest therein shall be based upon the amount of Lessor's net mineral acres included in any such pooled unit upon which such gas well is situated.

(13) The rights granted under this lease are granted WITHOUT WARRANTY, EXPRESS OR IMPLIED, and without covenants of title, including, without limitation, covenants to give possession or for quiet enjoyment.

(14) Without the prior written consent of the owner thereof, Lessee shall not make any entry upon or under any portion of any railroad right-of-way or station grounds for any of the purposes of this lease, and shall not drill any well or maintain any structures or facilities within two hundred feet (200') (by surface or subsurface measurement) of: (a) any railroad tracks or buildings on such right-of-way, or station grounds, or (b) any buildings upon the leased premises.

(15) Lessee shall be responsible for injury to or loss or destruction of property, and for injury to or death or illness of any person, arising out of or in connection with operations hereunder. Lessee expressly agrees to and shall assume all obligations and responsibility with respect to being in, establishing, achieving, documenting, or reporting full compliance with any and all applicable laws, orders, rules, regulations, and standards with respect to pollution, the continued operation and eventual plugging, replugging, and abandonment obligations of any unplugged or improperly plugged wells on the leased premises or land pooled therewith.

(16) Without limiting the generality of Section 15, Lessee shall pay either the tenant or the surface owner (whichever is appropriate) for any and all damages to land, structures, roads, fences, gates, cattleguards, trees, growing crops, irrigation facilities, equipment, and livestock caused by con struction, operations, or maintenance of facilities, shall bury all pipelines below plow depth where they cross cultivated land, shall construct gates where necessary for crossing fenced lands and keep the gates in repair and closed. Lessee shall not permit any lien or other encumbrance to be filed or to remain against the leased premises as a result of operations hereunder. Irrespective of whether Lessor has consented to an assignment, farmout or other arrangement whereby Lessee consents to drilling or other operations on the leased premises by a third party, Lessee shall be responsible for any and all claims, demands, actions and causes of action or liens arising out of such operations, whether arising in law, at equity or administratively.

(17) In the event of Lessee's breach of this lease, Lessor shall notify Lessee by certified mail of such breach, and Lessee shall have thirty (30) working days from the receipt thereof to comply with this lease. If Lessee fails to remedy a material breach within the period above provided, and provided such notice patently mentioned the termination rights next described, Lessor may, at its option, promptly following such period terminate this lease and be relieved from any obligation hereunder. If the parties are unable to agree upon whether or not a breach is material, such determination shall be made by arbi tration. If either party invokes its right to arbitration, then the parties shall attempt to arbitrate the matter by selecting one arbitrator who is acceptable to both parties. However, if the parties are unable to select one arbitrator who is acceptable to both of them, then each party shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. If the arbitration is handled by a single arbitrator, the parties shall each pay one-half (l/2) of the fees of the arbitrator, as well as one-half (l/2) of the costs and expenses of the arbitration, excluding the costs and expenses of either party's representatives, witnesses and attorneys. If three arbitrators are selected, each party shall bear the costs and expenses of the fees of the arbitrator it selects, and the two parties shall each pay one-half (1/2) of the fees of the third arbitrator, as well as one-half (1/2) of the costs and expenses of the arbitration, excluding the costs and expenses of either party's representatives, witnesses and attorneys. Unless otherwise specifically agreed by both parties in writing, the rules and procedures set forth in the arbitration laws of the state in which the leased premises are located shall govern the arbitration proceeding as fully as if all of such laws were set forth in full herein. Irrespective of whether Lessor elects to terminate this lease or exercise any other right or remedy under this lease or at law, Lessor shall be entitled to other available remedies, including specific performance to require Lessee to (a) abandon any well and/or restore the surface of the leased premises to its condition existing prior to entry thereon by Lessee, (b) furnish any reports required hereunder or information required hereunder from operations on the leased premises or land pooled therewith, and/or (C) make any payment due hereunder. Except as otherwise expressly provided in this lease, any notices or other communications required or permitted hereunder shall be in writing and shall be deemed given only when received by the party to whom the same is directed at the address shown at the top of page 1 of this lease or to such other address as is provided to the other party with proper notice. As to any breach of this lease by Lessee or, except to the extent caused by the negligence of Lessor, any claim or suit of a third party resulting from Lessee's activities hereunder, Lessee shall indemnify and hold Lessor harmless against any expense, including attorneys' fees and costs of court, preparation and investigation, that Lessor would incur in enforcing its rights under this lease or defending said third party claims.

(18) Subject to Section 10, all the provisions of this lease shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

(19)    This lease is subject to the exceptions and reservations set forth in:

        (a) Quitclaim Deed(s), as applicable, dated as of April 1, 1971, from Union Pacific Railroad Company to Union Pacific Land Resources Corporation, filed for record April _____, 1971, and appearing in Book_____, at Page _____, in the office of the County Clerk and Register of Deeds of ________ County, _______________ (REC. No. _______________) and

        (b) Mineral Deed dated ____________________. 19___, from Union Pacific Land Resources Cor poration to Lessor.

        Lessee recognizes that among the exceptions and reservations set forth in the above deeds are the rights of Lessor's predecessors in interest to use such portions of the leased premises as may not be required for the proper conduct of oil and gas operations for all purposes not inconsistent with such operations and without liability for compensation or damages. Lessee shall so conduct its operations so as not to interfere unreasonably with such reserved use; provided, nevertheless, that such other use of the leased premises shall not unreasonably interfere with the operations of the Lessee. UNLESS THE REQUIREMENT IS WAIVED IN WRITING BY LESSOR AT ITS DISCRETION, NO ENTRY SHALL BE MADE FOR DRILLING OPERATIONS AND NO FACILITY SHALL BE INSTALLED UPON ANY OF THE LEASED PREMISES IN WHICH LESSOR OWNS THE MINERAL RIGHTS ONLY, UNTIL A WRITTEN AGREEMENT WITH THE SURFACE OWNER HAS BEEN SECURED BY LESSOR, OR AT LESSOR'S REQUEST, BY LESSEE, IN A FORM SATISFACTORY TO LESSOR. LESSEE SHALL REQUEST LESSOR TO OBTAIN SUCH AGREEMENT OR TO WAIVE THE REQUIREMENT THEREFOR AT LEAST THIRTY (30) DAYS PRIOR TO THE DATE LESSEE INTENDS TO COMMENCE SUCH OPERATIONS. Payments out of or measured by production which the Lessor elects to pay to the surface owners shall be paid by Lessor out of its royalty.

(20) Production in Kind: Lessor expressly reserves the right, at any time and from time to time, to take in kind or separately dispose of its proportionate share of all oil, gas, and related hydrocarbons produced from the leased premises, or lands and leases unitized therewith. If Lessor elects, Lessee shall deliver to Lessor in kind Lessor's royalty share of oil and other liquid hydrocarbons saved at the well, into storage tanks on the leased premises; products recovered in a processing plant, into storage tanks or onto storage sites at the plant; and gas, at the tailgate of the plant, if processed, or at the well if the gas is sold at the well. In the event of such election, Lessor shall give to Lessee not less than sixty (60) days notice of its election and shall take said royalty share in kind for a period of not less than six (6) months following the termination of said sixty (60) day period. Any deliveries of production are to be made from Lessee's facilities at times and amounts which equitably adjust deliveries between the parties.



(21) Oil Production: In addition to the rights reserved by Lessor in the immediately preceding paragraph, Lessor and Lessee agree that Lessor shall have the right, at any time and from time to time, upon not less than 30 days' advance written notice to Lessee, to purchase all or any part of the oil (which term as herein used shall include crude oil, distillate, condensate, and other liquid hydrocarbons) produced and saved from or attributable to the leased premises, on Lessor's standard division order terms. The price payable for the oil contained in a delivery pursuant hereto shall not be less than the market price in the field at the time of delivery for oil of like grade and gravity produced in the same field in which the well is located. In the event oil is found on the leased premises or on lands pooled therewith, Lessee shall immediately notify Lessor in writing at Union Pacific Resources Company, ATTN:
Crude Oil Sales, P. O. Box 7, Fort Worth, Texas 76101-0007.

(22) Gas Production: Lessor and Lessee further expressly agree that in the event gas is produced from or attributable to the leased premises, Lessor shall have a right of first refusal to purchase any or all of such gas which is attributable to the leased premises which Lessee is not selling under contracts of a month's duration or less. Under such right of first refusal, Lessee shall notify Lessor in writing of any bona fide offer for the purchase of its gas for a term greater than a month which it is willing to accept, furnishing the terms thereof, and Lessor shall have the right within 30 days of the receipt of such notice and information to elect to purchase the gas on the same terms and conditions as those contained in the bona fide offer. In the event Lessor elects not to exercise its right to purchase under its right of first refusal, then Lessee may, within 60 days thereafter, enter into a contract to sell the gas to such purchaser in accordance with said bona fide offer. If, however, Lessee does not timely enter into such contract with such purchaser (or if, for any reason, a sale of gas pursuant to such contract is discontinued) then this right of first refusal to purchase gas shall be reinstated subject to the terms and conditions set forth herein. For purposes hereof, an offer shall not be considered as a bona fide offer when the offer is made by an affiliated company of Lessee.

        In the event that after a reasonable time (not exceeding 30 days) following the completion of a well capable of producing gas there is no bona fide offer to purchase the gas which is to be produced from or attributable to the leased premises, then Lessee shall notify Lessor in writing of that fact, and Lessor shall have the right, but not the obligation, to purchase such gas at the Market Price. As used herein the term "Market Price" shall mean the arithmetic average of the prices reported in the first issue of the month of delivery for the price references included in the Market Price Index applicable to a point of delivery, to be designated by Lessee, less the transportation, compression, gathering and other costs, if applicable, to deliver gas from such point of delivery to the mainline transmission point or points where such Market Price Index is established. As used herein, the term "Market Price Index" for a particular point of delivery shall mean the published price references, to be designated by Lessee, which reflect the price paid for gas sold under spot contracts between unaffiliated third parties into one or more mainline transmission systems which represent a market for the gas purchased by Lessee at such point of delivery. If the parties disagree on which price references should be included in the Market Price Index for a particular point of delivery, then the determination of the proper price references for the Market Price Index shall be submitted to arbitration. If Lessor does not make an offer to purchase the gas, or does not elect to purchase the gas at the Market Price, then Lessor's right of first refusal shall be reinstated with respect to any bona fide offer subsequently received by Lessee. In the event gas is found on the leased premises or on lands pooled therewith, Lessee shall immediately notify Lessor in writing at Union Pacific Resources Company, ATTN: Natural Gas Sales,
P. O. Box 7, Fort Worth, Texas 76101-0007.

If either party invokes its right to arbitration, then the parties shall arbitrate the matter by selecting one arbitrator who is acceptable to both parties. However, if the parties are unable to select one arbitrator who is acceptable to both of them, then each party shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. If the arbitration is handled by a single arbitrator, the parties shall each pay one-half (l/2) of the fees of the arbitrator, as well as one-half (l/2) of the costs and expenses of the arbitration. If three arbitrators are selected, each party shall bear the expense of the fees of the arbitrator it selects, and the two parties shall each pay one-half (1/2) of the fees of the third arbitrator, as well as one-half (1/2) of the costs and expenses of the arbitration. The jurisdiction of the arbitrators will be limited to determining which published price references are consistent with the parties intent that the Market Price Index will reflect the prices paid for gas sold under spot contracts between unaffiliated third parties into mainline transmission systems which represent a market for the gas purchased by Lessor at the point of delivery. Unless otherwise specifically agreed to by both parties in writing, the rules and procedures set forth in the Arbitration Laws of the State of Colorado shall govern the arbitration proceeding as fully as if all of such laws were set forth in full herein.

(23) If Lessor fails to take its production in kind and Lessee sells such production for the account of Lessor, Lessee shall use its best efforts to pay Lessee within 45 days of its receipt of an executed division order. In the event Lessee does not receive payment within 45 days after Lessee's receipt of the executed division order, Lessor may elect to receive interest on the unpaid proceeds in the amount provided under Colorado Revised Statutes Vol. 14, Sec. 34-60-118.5. Lessor reserves the right, but not the obligation, to collect from the purchaser the proceeds from any sale of production from the leased premises in order to insure the proper division thereof; after deducting the portion of such proceeds to which Lessor and any other party may be entitled, Lessor shall remit to Lessee its portion of the proceeds thus collected.

(24) Lessor reserves the right, but not the obligation, to collect from the purchaser thereof the proceeds of production attributable to Lessor's interest in the leased premises from any sale of production therefrom.

(25) Lessor shall be given fifteen (15) days notice prior to commencement of all drilling operations. Lessor's representative (as appointed by Lessor) shall have the right, at Lessor's risk, to have access to the derrick floor and to observe all operations on all wells drilled on the leased premises or land pooled therewith. Lessee shall promptly furnish Lessor's representative with not less than one copy of all applications and reports pertaining to the leased premises, of each daily drilling report, and of each well log, core analysis or other data taken from wells located on the leased premises. Lessee agrees, at Lessor's request, to furnish Lessor's representative true and correct information pertaining to each well, the production therefrom [including true and complete copies of all contracts or agreements (and all amendments and modifications thereof) for sale, processing or other disposition of any product produced from the leased premises] and such technical information as Lessee may acquire with respect to sands and formations encountered. Lessor's representative shall have the right to be present when wells are tested and/or tanks are gauged and shall have the right to examine all run tickets and to have full information as to production and runs, including copies of all run tickets upon request. In the event Lessee notifies Lessor in writing that Lessee considers any such information or data to be confidential, Lessor agrees, until the termination of this lease or for a period not to exceed the period that a particular matter is held confidential by the state agency, whichever is the shorter period of time, not to disclose such information or data to any third-party unless such information or data previously has been available to or examined by the third-party or otherwise generally available to the public or any governmental authority or agency other than the state agency. This shall not be interpreted to require Lessee to furnish Lessor or Lessor's representative with any interpretive information or data; or any information or data which Lessee is obligated to keep confidential.

(26) All operations on the leased premises shall be conducted so as not to damage any water supply. However, in the event Lessee's operations shall result in damage or destruction of any water supply, Lessee promptly shall repair, restore or replace any well, tank, surface pond or other water facility or any water supply so damaged or destroyed as a result of Lessee's operations. Lessee shall provide to Lessor and/or surface tenant emergency water and water facilities for use in either's operations until such damage or destruction is repaired, restored and replaced. The words "damage" and "destroy" shall also be construed to include contamination. Contamination is defined to mean the addition of substances to any water supply used for human or animal consumption to a degree which renders the water supply unfit for consumption by humans or animals, either during Lessee's operations or after such operations have ceased. Without limitation of the general requirements stated above, Lessee agrees, with reference to each well drilled on the leased premises, either to (a) set and circulate cement around sufficient surface casing to penetrate and adequately protect all fresh water sands; or (b) set and circulate cement around surface casing in a manner and to a depth acceptable to the state agency and, in the event a second string of casing (either intermediate or production casing) is set in such well, circulate cement around such second string of casing with cement circulated either to the surface or into the surface casing previously set in such well; or (c) utilize such other technique as may be acceptable to the state agency and in conformance with accepted practices in the industry to assure the protection of the fresh water sands by placing cement in the annulus between the fresh water sands and the casing.

(27) In the event a well producing oil or gas in paying quantities is completed on lands in which Lessor does not own all of the oil and gas mineral estate within six hundred and sixty (660) feet of or draining the leased premises, Lessee shall, unless Lessee has already drilled or is drilling a well to the same zone or zones as are producing in the draining well and which a prudent operator would consider to have previously satisfied or to soon satisfy this offset obligation, within ninety (90) days after the commencement of production from such draining well, commence the drilling or recompletion of an offset well on the leased premises and shall make a good faith effort to establish commercial production in the sands or formations from which the draining well is producing. If at the time such offset obligation accrues, Lessee shall be engaged in the drilling of another well on the leased premises, then Lessee shall have not more than thirty (30) days after the date of completion or abandonment of such other well drilled by Lessee within which to commence the actual drilling of such offset well. If Lessee fails to timely drill a required offset well, it shall promptly surrender this lease except as to existing wellbores and reasonable use of the surface for ingress and egress, operations in the immediate vicinity of the surface location of the wells, and necessary telephone, pipeline, and utility easements.

(28) In the event that Lessee, during the term of this lease, should conduct geophysical activities upon the leased premises, Lessee shall promptly furnish Lessor for the entirety of each survey, shot point plats and elevations, observer's notes, surveyor's notes, copies of all field tapes, reproducible copy and one print of each final stacked section for each line and copies of any other processed or unprocessed data made available to Lessee.

(29)    Lessee shall carry the following insurance in the indicated amounts:

        (a) Comprehensive General Liability Insurance, including contractual liability, with a combined single limit per occurrence of not less than $1,000,000.00 for bodily injury and property damage.

        (b) Comprehensive Automobile Insurance, including hired and non-owned vehicles, with a combined single limit per occurrence of not less than $1,000,000.00 for bodily injury and property damage.

        (c) Liability Umbrella (excess of underlying insurance coverage mentioned above) with a combined limit per occurrence coverage of not less than $10,000,000.

        (d) Well Control Insurance including underground blowout, seepage and pollution, with a minimum limit of $5,000,000.

        Lessee shall require each independent contractor and subcontractor to carry and maintain insurance at its own expense in amounts deemed necessary to cover the risks inherent to the work or services to be performed by the contractor or subcontractor. Every such insurance policy shall contain a waiver on the part of the insurance carrier of all rights, by subrogation or otherwise, against Lessor.
Lessor shall also be named as additional insured in each such policy.


















(30) Lessor may, at any time, require Lessee to provide a bond(s) to ensure timely and proper performance of Lessee's obligations hereunder and/or at law for abandonment of well(s) and restoration of the leased premises and/or to provide Lessor letter(s) of credit (which shall allow reduction as work is performed) to ensure payment of contractors performing drilling or other operations hereunder.

(31) If the leased premises are hereafter owned in severalty or in separate tracts, the leased premises, nevertheless, shall be developed and operated as an entirety, and royalties shall be paid to each separate owner in the proportion that the acreage owned by said owner bears to the entire leased premises.

(32) Without the prior written consent of Lessor, Lessee shall not abandon any well or (except when a replacement is made) remove from the wellbore any well casing, tubing, piping, fittings, tanks, pipe lines or other material and equipment which are necessary for the recovery and handling of production capable of being recovered from said well upon the leased premises. If Lessor takes over the well, Lessor shall promptly reimburse Lessee for the salvage value of all material and equipment in the well or used or acquired in connection with the well which Lessor elects to retain for its operations, less the estimated costs of salvaging and less the estimated costs of plugging and abandoning the well, and Lessee shall promptly deliver a bill of sale to Lessor for such material and equipment. If Lessor takes over the well, then Lessee shall be deemed to have relinquished and transferred back to Lessor, free of any burdens created by Lessee, all of the right, title and interest of Lessee in the wellbore, such material and equipment and the production therefrom. If the well taken over by Lessor is the only well serving to perpetuate this lease, Lessee shall release this lease to Lessor.

        IN WITNESS WHEREOF, this lease is executed on the date of the respective acknowledgments hereinbelow, but shall be effective from the date first hereinabove written.


                                       UNION PACIFIC RESOURCES COMPANY


                                       By:
                                          -------------------------------------
                                               Joseph F. Carroll
                                       Its:    Attorney-in-Fact



                                       UNITED STATES EXPLORATION, INC.


                                       By:
                                          -------------------------------------
                                               Shirley R. Kovar
                                       Its:    Attorney-in-Fact

STATE OF TEXAS                      )
                                    )
COUNTY OF TARRANT                   )

     The foregoing instrument was acknowledged before me this 30th day of April, 1998, Joseph F. Carroll, Attorney-in-Fact of UNION PACIFIC RESOURCES COMPANY, a Delaware corporation, on behalf of the corporation.

     Witness my hand and official seal.

                                       -------------------------------------
                                       Signature
     SEAL                              Name:    TENA PRUITT
                                       My commission expires: SEPTEMBER 21, 1998

STATE OF TEXAS                      )
                                    )
COUNTY OF TARRANT                   )

     The foregoing instrument was acknowledged before me this 30th day of April, 1998, by Shirley R. Kovar, Attorney-in-Fact of UNITED STATES EXPLORATION, INC., a Colorado corporation, on behalf of the corporation.

     Witness my hand and official seal.

                                       --------------------------------------
                                       Notary Public
SEAL                                   Name:    TENA PRUITT
                                       My commission expires: SEPTEMBER 21, 1998

                                 EXHIBIT    "E"

                              Transition Agreement

                                   [Ommitted]

                                 EXHIBIT    "F"

                                 Gas Imbalances

        [Listed positive and negative gas imbalances for wells acquired]

                                 EXHIBIT    "G"

                              Pertinent Contracts

         [List of contracts relating to oil and gas interests acquired]